Exhibit 10.1

CONTRIBUTION AGREEMENT
by and among
LIBERTY INTERNATIONAL HOLDINGS LIMITED,
CAPITAL SHOPPING CENTRES PLC,
and
EQUITY ONE, INC.
Dated as of May 23, 2010

(i)

(ii)

EXHIBITS AND SCHEDULES

Exhibit A	Reserved
Exhibit B	EQY Promissory Note
Exhibit C	Equityholders Agreement
Exhibit D	Operating Agreement of EQY-CSC LLC
Exhibit E	Registration and Liquidity Rights Agreement
Exhibit F	Notice of Nonrecognition
Exhibit F-1	Notice of Nonrecognition Cover Letter
Exhibit G	Subscription Agreement
Exhibit H	Tax Matters Agreement
Exhibit I	Opinion of Greenberg Traurig LLP
Exhibit J	Opinion of Financial Advisor
Exhibit K-1	Opinion of KPMG LLP
Exhibit K-2	Opinion of Potter Anderson & Corroon LLP
Exhibit L	Estoppel Certificates

Schedule 1	The Properties
Schedule 2	Share Allocation Schedule
Schedule 3	Knowledge of the Parties
Schedule 3.1	Working Capital
Schedule 4.2(h)(b)	Excepted Holders
Schedule 5.1	Interim Operating Covenants Exceptions
Schedule 5.5(a)	Title; Specified Liens
Schedule 5.6	Required Estoppels
Schedule 5.10(b)	Tenant Interviews
Schedule 5.13(a)	Lenders Providing Mortgage Consents
Schedule 5.16	Brokers and Finders
Schedule 7.5	No Shop Properties
LIH DISCLOSURE SCHEDULE

Section 1.3(e)	Index of Company Data Site
Section 4.1(c)	Company Subsidiaries
Section 4.1(f)	Violations or Defaults
Section 4.1(g)	Conflicts
Section 4.1(h)	Consents
Section 4.1(i)	Company Common Stock
Section 4.1(j)	Financial Information
Section 4.1(k)	Dividends and Distributions
Section 4.1(l)	Proceedings
Section 4.1(o)(ii)	Current Title Policies
Section 4.1(o)(iii)	Surveys
Section 4.1(o)(iv)	Leases
Section 4.1(o)(vi)	Commissions, Costs, Concessions
Section 4.1(o)(vii)	Tenant Right of First Offer, First Refusal or Option to Purchase of Tenants

(iii)

Section 4.1(o)(viii)	Tenant Bankruptcies
Section 4.1(p)	Acquisitions; Dispositions
Section 4.1(q)	Existing Debt
Section 4.1(r)	Material Contracts
Section 4.1(s)(i)	Tax Due
Section 4.1(s)(iii)	Tax Audits
Section 4.1(s)(iv)	Tax Extensions
Section 4.1(s)(v)	Tax Withholding
Section 4.1(s)(vi)	Tax Claims
Section 4.1(s)(x)	Unrealized Gains
Section 4.1(s)(xi)	Excise Taxes
Section 4.1(v)	Employment Agreements
Section 4.1(w)	Environmental Matters
Section 4.1(aa)	Restrictions on Subsidiaries
EQY DISCLOSURE SCHEDULE

Section 4.2(h)(b)	No Violation or Default

(iv)

CONTRIBUTION AGREEMENT
     This CONTRIBUTION AGREEMENT (this “Agreement”) is made as of the 23rd day of May, 2010, by and among Liberty International Holdings Limited, a private company limited by shares organized under the laws of England and Wales (“LIH”), Equity One, Inc., a Maryland corporation (“Equity One”), and, solely for the purposes of Section 9.12, Capital Shopping Centres plc, a public limited company organized under the laws of England and Wales (“CSC”).
     WHEREAS, LIH and Equity One wish to cause a Delaware limited liability company with the name EQY-CSC LLC (“EQY-CSC”) to be formed having Equity One (and/or one of its affiliates) and LIH as members;
     WHEREAS, Equity One wishes to contribute to EQY-CSC a shared appreciation promissory note in the form attached hereto as Exhibit B (the “EQY Promissory Note”);
     WHEREAS, LIH wishes to contribute to EQY-CSC 100% of the issued and outstanding common stock, par value $1.00 per share, of C&C (US) No. 1, Inc., a Delaware corporation (the “Company” and such common stock, the “Company Common Stock”); and
     WHEREAS, the Company is the owner, directly or indirectly, in whole or in part, of the real estate assets listed on Schedule 1 hereto (the “Properties”).
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance on all representations, warranties and covenants made by each of the parties herein, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
          1.1 Defined Terms. As used in this Agreement, in addition to the other terms defined herein, the following capitalized terms shall have the following meanings:
     “Amended EQY Charter” has the meaning ascribed to such term in the Equityholders Agreement.
     “Authority” means a governmental or regulatory body or agency or arbitrator, court or tribunal having jurisdiction over Equity One, any Liberty Party and any of their respective subsidiaries.
     “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York or London, England are authorized or required by Law to close.
     “Code” means the Internal Revenue Code of 1986, as in effect from time to time, and applicable rules and regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future Law.
     “Consents” means all authorizations, consents, approvals, elections and waivers from third parties (including, without limitation, any joint venture partners and tenants-in-common) necessary to enable each Liberty Party, as applicable, to (i) convey the Company Common Stock to EQY-CSC, including any consents necessary under any Loan Documents (other than Mortgage Consents), organizational documents or other agreements by which any Liberty Party or the Properties are bound or subject, and (ii) enable the performance of all obligations of all Liberty Parties under this Agreement and the other Transaction Documents.
     “Contract” means any contract, undertaking, commitment, agreement, understanding or arrangement of any kind.
     “Equityholders Agreement” means that certain Equityholders Agreement, dated as of the date hereof, among Equity One, LIH, Gazit-Globe Ltd. and the other parties named therein, in the form attached hereto as Exhibit C.
     “EQY Common Stock” means the common stock, par value $0.01 per share, of Equity One.
     “EQY VWAP Price” means the average of the volume-weighted price daily per share of Equity One Common Stock (as reported by Bloomberg Financial Services, Inc. or any successor service) for each of the ten (10) trading days immediately preceding the Closing Date.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Existing Debt” means certain indebtedness for borrowed money secured by one or more of the Properties, the original principal amount and the outstanding balance of which, as of April 30, 2010, is set forth on Section 4.1(q) of the LIH Disclosure Schedule.
     “FIRPTA” means the Foreign Investment in Real Property Tax Act of 1980, as amended, and the rules and regulations promulgated thereunder.
     “GAAP” means United States generally accepted accounting principles.
     “Improvements” means, with respect to any Property, any and all buildings, improvements and fixtures located on such Property (other than any of the foregoing to the extent owned by tenants under Leases), including, without limitation, heating and air-conditioning systems and facilities, and parking and related facilities and amenities.
     “Law” means any law, rule, regulation, ordinance, code or Order of any Authority.
     “Liberty Party” or “Liberty Parties” means any and all of CSC, LIH, the Company and its subsidiaries.

     “Lien” means any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting any person, any of such person’s subsidiaries, or any property (including any Property), including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
     “LIH Disclosure Schedule” means the disclosure schedule, dated as of the date hereof, delivered by LIH to Equity One at or prior to the execution of this Agreement, as it may be updated pursuant to Section 5.17.
     “Loan Documents” means all agreements and other instruments securing or evidencing Existing Debt or any other indebtedness of the Company or any of its subsidiaries for borrowed money (excluding the CapCo Note (as defined in the Subscription Agreement)), or documents otherwise executed and delivered in connection therewith.
     “Loss” or “Losses” means any and all losses, damages, costs, liabilities, Taxes, fines, penalties and expenses, including, without limitation, reasonable attorneys’ fees and disbursements; provided, however, that “Loss” or “Losses” shall not include consequential, incidental, indirect, special or punitive damages, including any claim for damages based on lost profits or revenues, however caused or on any theory.
     “Material Contract” means any Contract to which the Company or any of its subsidiaries (other than Non-controlled Subsidiaries) is party or by which the Company or any of its subsidiaries (other than Non-controlled Subsidiaries) is bound that cannot be terminated by the Company or such subsidiary (i) upon notice of 90 days or less, or (ii) without payment of a monetary penalty.
     “Non-controlled Subsidiary” means those subsidiaries of the Company that, directly or indirectly, own the Pacific Financial Center and Trio Apartments Properties.
     “Operating Agreement” means the amended and restated limited liability company agreement of EQY-CSC to be effective as of the Closing Date, in the form attached hereto as Exhibit D.
     “Order” means any judgment, order or decree of any Authority.
     “Permitted Exceptions” means, with respect to a Property, (i) all matters listed as exceptions in the Current Title Policies, (ii) zoning, building, fire, health, environmental and pollution control Laws and other land use Laws, (iii) Permitted Liens, and (iv) such other title and survey exceptions as Equity One may approve (in its reasonable discretion) from time to time prior to the Closing Date.
     “Permitted Lien” means any Lien (i) expressly authorized or created by or pursuant to any Loan Document, (ii) that qualifies as a Permitted Exception, or (iii) for Taxes that are not yet due and payable or that are being contested in good faith, or that is in the nature of mechanic’s liens, materialmen’s liens or other similar liens and encumbrances of service providers that are being appropriately contested in the ordinary course of business and are satisfied or otherwise removed within sixty (60) days.
     “Registration and Liquidity Rights Agreement” means that certain Registration and Liquidity Rights Agreement, dated as of the Closing Date, between Equity One and LIH, in the form attached hereto as Exhibit E.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Share Allocation Schedule” means a schedule, in the form of Schedule 2 hereto, setting forth (i) the dollar value and applicable number of EQY LLC Shares, denominated by class, to be issued by EQY-CSC hereunder to Equity One, and (ii) the dollar value and applicable number of LIH LLC Shares, denominated by class, to be issued by EQY-CSC hereunder to LIH.
     “Subscription Agreement” means that certain Subscription Agreement, dated as of the Closing Date, between Equity One and LIH, in the form attached hereto as Exhibit G.
     “Tax” or “Taxes” shall mean any and all taxes, charges, fees, duties, levies or other assessments of any kind whatsoever, however denominated, imposed by Law, which taxes shall include, but not be limited to all net income, gross income, gross receipts, excise, alternative minimum, add-on minimum, windfall profit, paid up capital, capital stock, greenmail, stamp, custom, duty, real or personal property, natural resources, ad valorem, value added, sales, employee or other withholding, estimated, social security, employment, unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, environmental (including taxes under Section 59A of the Code), severance, transfer, recording, escheat, registration, documentation, workers’ compensation, impact, hospital, health, disability or other taxes, whether computed on a separate, consolidated, unitary, combined, affiliated or any other basis, and any interest, penalties, fees, charges, assessments, duties, tariffs, imposts or additions to tax attributable thereto.
     “Tax Matters Agreement” means that certain Tax Matters Agreement, dated as of the Closing Date, among Equity One, EQY-CSC, LIH and CSC, in the form attached hereto as Exhibit H.
     “Tax Return” shall include any report, return, document, declaration, statement, election or other filing, including a schedule, statement or certificate and any amendment to any of the foregoing filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
     “Transaction Documents” means, collectively, (i) this Agreement, (ii) the Operating Agreement, (iii) the Subscription Agreement, (iv) the Equityholders Agreement, (v) the Registration and Liquidity Rights Agreement, (vi) the Tax Matters Agreement, (vii) the EQY Promissory Note, and (viii) all related documents, schedules, agreements and instruments contemplated herein or therein or necessary to effect the transactions contemplated herein or therein.

     “Working Capital Threshold” means zero.
          1.2 List of Other Defined Terms. The following capitalized terms are defined in the sections or articles set forth below:

“Agreement”	Introductory Paragraph
“Casualty”	Section 5.7(a)
“Closing” and “Closing Date”	Section 2.4
“Company”	Recitals
“Company Common Stock”	Recitals
“Company Financial Statements”	Section 4.1(j)
“Company Material Adverse Effect”	Section 4.1(a)
“CSC”	Introductory Paragraph
“Current Title Policies”	Section 4.1(o)(ii)
“Environmental Laws”	Section 4.1(w)(i)
“Equity One”	Introductory Paragraph
“Equity One Fundamental Representations”	Section 8.4(a)
“Equity One Material Adverse Effect”	Section 4.2(m)
“Equity One Property Subsidiary”	Section 4.2(c)
“Equity One SEC Reports”	Section 4.2(a)
“Equity One Subsidiaries”	Section 4.2(c)
“EQY-CSC”	Recitals
“EQY LLC Shares”	Section 2.2
“EQY Promissory Note”	Recitals
“ERISA”	Section 4.1(y)
“Escrow Agent”	Section 7.4(a)
“Escrowed Termination Funds”	Section 7.4(a)
“Estimated Closing Date Balance Sheet”	Section 3.1(a)
“Estimated Working Capital Amount”	Section 3.1(b)
“Estimated Working Capital Deficit”	Section 3.1(b)
“Estimated Working Capital Surplus”	Section 3.1(b)
“Exchange Price”	Section 3.1(g)
“FCPA”	Section 4.1(bb)
“Final Working Capital Amount”	Section 3.1(d)
“FIRPTA Relief Request”	Section 6.3(f)
“FIRPTA Termination Notice”	Section 7.4(a)
“Hazardous Materials”	Section 4.1(x)
“Indemnifying Party”	Section 8.3(a)
“Indemnitee”	Section 8.3(a)
“Investigation”	Section 5.10(a)
“IRS”	Section 4.1(s)(x)
“Leases”	Section 4.1(o)(iv)
“Licenses”	Section 4.1(t)
“LIH”	Introductory Paragraph
“LIH Fundamental Representations”	Section 8.4(a)
“LIH LLC Shares”	Section 2.3
“Material Leases”	Section 4.1(o)(iv)

“Money Laundering Laws”	Section 4.1(cc)
“Mortgage Consent”	Section 5.13(a)
“Notice of Nonrecognition”	Section 5.26
“PCBs”	Section 4.1(w)(ii)
“Plan”	Section 4.1(y)
“Post-Closing Balance Sheet”	Section 3.1(c)
“Preliminary Report”	Section 5.5(a)
“Property” or “Properties”	Recitals
“Registration Statement”	Section 5.22
“REIT”	Section 4.1(s)(ix)
“Release”	Section 4.1(x)
“Required Estoppels”	Section 5.6
“SEC”	Section 4.2(a)
“Securities Laws”	Section 4.2(a)
“Significant Subsidiaries”	Section 4.2(c)
“Surveys”	Section 5.5(b)
“Taking”	Section 5.7(b)
“Third Party Claim”	Section 8.3(b)
“Title Company”	Section 5.5(a)
“Title Policy”	Section 5.5(a)
“Termination Date”	Section 7.1(a)(ii)
“Termination Fee”	Section 7.4(c)
“Termination Rejection Notice”	Section 7.4(c)
“Working Capital”	Section 3.1(e)
“Working Capital Decrease Amount”	Section 3.1(d)
“Working Capital Increase Amount”	Section 3.1(d)
          1.3 Miscellaneous. For purposes of this Agreement:
     (a) “affiliate” shall mean, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person. For purposes of this definition, “control,” when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.
     (b) “knowledge” shall mean, to the extent that any representation, warranty, covenant, indemnification or other provision or other statement in this Agreement is qualified by reference to a party’s knowledge, the actual current knowledge, without any special investigation or inquiry, of the individual(s) listed on Schedule 3 hereto, as the case may be.
     (c) “person” shall mean an individual, corporation, partnership (whether general or limited), limited liability company, trust, estate, unincorporated organization, association, custodian, nominee or any other individual or entity in its own or any representative capacity.

     (d) “subsidiary” shall mean, with respect to any person, any other person 50% or more of whose outstanding capital stock or other equity interests is directly or indirectly owned by such person; provided, that wherever the term “subsidiary” is used in relation to the Company for purposes of the representations made in Section 4.1 hereof (other than the representations made in Sections 4.1(a)–4.1(d), 4.1(i) and 4.1(j)(i)), each such representation shall be deemed to be made to the knowledge of LIH with respect to the Non-controlled Subsidiaries.
     (e) Whenever herein the singular number is used, the same shall include the plural, and the plural shall include the singular where appropriate, and words of any gender shall include the other gender when appropriate. The headings of the Articles and the Sections contained in this Agreement are for convenience only and shall not be taken into account in determining the meaning of any provision of this Agreement. The words “hereof” and “herein” refer to this entire Agreement (including all of the schedules hereto and the LIH Disclosure Schedule) and not merely the Section in which such words appear. If the last day for performance of any obligation hereunder is not a Business Day, then the deadline for such performance or the expiration of the applicable period or date shall be extended to the next Business Day. When used in reference to information or documents, the phrase “made available” in this Agreement shall mean that the information or documents referred to have been made available to the other party (including by posting of the information or documents in the digital data site prepared by the Company, an index of which is attached hereto as Section 1.3(e) of the LIH Disclosure Schedule).
     (f) Whenever an action herein is specified as to be taken or not taken by Equity One causing EQY-CSC to take or not take such action, it shall mean that Equity One shall cause the board of managers of EQY-CSC to cause EQY-CSC to take or not take such action.
ARTICLE 2
CONTRIBUTIONS; ISSUANCE OF EQY-CSC SHARES; CLOSING
          2.1 Formation of EQY-CSC. Prior to the Closing Date, Equity One shall cause EQY-CSC to be formed as a Delaware limited liability company by duly filing a certificate of formation in a form reasonably acceptable to LIH with the Secretary of State for the State of Delaware.
          2.2 Contribution of EQY Promissory Note. On the Closing Date and subject to the terms and conditions of this Agreement, Equity One shall contribute, assign, convey and deliver to EQY-CSC the EQY Promissory Note, duly executed by Equity One. In consideration of such contribution and conveyance, Equity One shall cause EQY-CSC to issue and deliver to Equity One at Closing the membership interests in EQY-CSC of such classes and in such amount as set forth on the Share Allocation Schedule (the “EQY LLC Shares”), based upon an agreed-upon valuation of such EQY LLC Shares as set forth on the Share Allocation Schedule, free and clear of any and all Liens (other than those imposed by the Operating Agreement and federal and state securities Laws or those created by Equity One).

          2.3 Contribution of Company Common Stock. On the Closing Date and subject to the terms and conditions of this Agreement, LIH shall contribute, assign, convey and deliver to EQY-CSC the Company Common Stock. In consideration of such contribution and conveyance, Equity One shall cause EQY-CSC to issue and deliver to LIH at Closing the membership interests of such class and in such number as set forth on the Share Allocation Schedule (the “LIH LLC Shares”), based upon an agreed-upon valuation of such LIH LLC Shares as set forth on the Share Allocation Schedule, free and clear of any and all Liens (other than those imposed by the Operating Agreement and federal and state securities Laws or those created by LIH).
          2.4 Closing Date. Unless this Agreement is sooner terminated or extended pursuant to its terms, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the fifth (5th) Business Day following the day on which each of the closing conditions specified in Article 6 hereof have been satisfied, or to the extent permitted, waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) (such date, the “Closing Date”). The Closing shall occur at the offices of Goodwin Procter LLP, 620 Eighth Avenue, New York, NY 10018 at 10 a.m., New York Time, on the Closing Date, unless otherwise agreed to by Equity One and LIH.
          2.5 Deliverables At Closing.
     (a) At the Closing, Equity One shall deliver:
     (i) EQY Promissory Note. To EQY-CSC, the EQY Promissory Note, duly executed by Equity One in favor of EQY-CSC;
     (ii) Operating Agreement. To LIH, a signature page to the Operating Agreement, dated as of the Closing Date and duly executed and delivered by Equity One;
     (iii) Bringdown Certificate. To LIH, a certificate, dated as of the Closing Date and executed on behalf of Equity One by a duly authorized officer thereof, as contemplated by Sections 6.3(a) and (b) hereof;
     (iv) Registration and Liquidity Rights Agreement. To LIH, signature page(s) to the Registration and Liquidity Rights Agreement, dated as of the Closing Date and duly executed by Equity One;
     (v) Subscription Agreement; Equity One Shares. To LIH, signature page(s) to the Subscription Agreement, dated as of the Closing Date and duly executed by Equity One, along with the shares of Equity One Common Stock to be delivered to LIH pursuant to the terms of the Subscription Agreement;
     (vi) Tax Matters Agreement. To LIH, a signature page to the Tax Matters Agreement, dated as of the Closing Date and duly executed by Equity One; and

     (vii) Equity One Board Resolutions. To LIH, a copy of resolutions duly adopted by the board of directors of Equity One appointing a designee of LIH to the board of directors of Equity One pursuant to the Equityholders Agreement.
     (b) At the Closing, LIH shall deliver:
     (i) Company Common Stock. To EQY-CSC, one or more stock certificates evidencing the Company Common Stock, duly endorsed, free and clear of any and all Liens (other than those imposed by the Company’s organizational documents and federal and state securities Laws or created by Equity One or EQY-CSC), accompanied by evidence reasonably satisfactory to EQY-CSC of the transfer to EQY-CSC of ownership of the Company Common Stock on the books and records of the Company;
     (ii) Operating Agreement. To Equity One, a signature page to the Operating Agreement, dated as of the Closing Date and duly executed by LIH;
     (iii) Bringdown Certificate. To Equity One, a certificate, dated as of the Closing Date and executed on behalf of LIH by a duly authorized officer thereof, as contemplated by Sections 6.2(a) and (b) hereof;
     (iv) Mortgage Consents. To EQY-CSC, any and all Mortgage Consents;
     (v) Estoppel Certificates. To EQY-CSC, the Required Estoppels;
     (vi) Resignations. To EQY-CSC, the letters of resignation required pursuant to Section 5.8;
     (vii) Registration and Liquidity Rights Agreement. To Equity One, a signature page to the Registration and Liquidity Rights Agreement, dated as of the Closing Date and duly executed by LIH;
     (viii) Tax Matters Agreement. To Equity One and EQY-CSC, a signature page to the Tax Matters Agreement, dated as of the Closing Date and duly executed by LIH and CSC; and
     (ix) Subscription Agreement; CapCo Note. To Equity One, signature page(s) to the Subscription Agreement, dated as of the Closing Date and duly executed by LIH, along with the CapCo Note (as defined in the Subscription Agreement) of the Company to be delivered to Equity One pursuant to the terms of the Subscription Agreement.
     (c) Deliverables of EQY-CSC. At the Closing, Equity One shall cause EQY-CSC to deliver:
     (i) EQY LLC Shares. To Equity One, a schedule to the Operating Agreement evidencing issuance of the EQY LLC Shares to Equity One, in such amounts and of such classes as set forth on the Share Allocation Schedule and in accordance with the Operating Agreement;
     (ii) LIH LLC Shares. To LIH, a schedule to the Operating Agreement evidencing issuance of the LIH LLC Shares to LIH, in such amounts and of such classes as set forth on the Share Allocation Schedule, as it may be adjusted pursuant to Section 3.1, and in accordance with the Operating Agreement; and
     (iii) Tax Matters Agreement. To LIH, a signature page to the Tax Matters Agreement, dated as of the Closing Date and duly executed and delivered by EQY-CSC.
(d) Opinions. At the Closing, the following shall be delivered:
     (i) Opinions for Equity One and LIH.
     (A) To LIH, an opinion of Greenberg Traurig LLP in the form of Exhibit I, dated as of the Closing Date, regarding the REIT qualification of Equity One and its subsidiaries, together with any backup representation letters or certificates relied on by such counsel in giving such opinion (such representation letters or certificates also to be in the form of Exhibit I hereto), or, if such opinion is not delivered by Greenberg Traurig LLP, a “will” level of opinion from either Goodwin Procter LLP or Simpson Thacher & Bartlett LLP in a form reasonably satisfactory to LIH regarding the REIT qualification of Equity One and its subsidiaries, together with any backup representation letters or certificates relied on by such counsel in giving such opinion;
     (B) To LIH, the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, that the contribution by LIH of the Company Common Stock to EQY-CSC should not be subject to withholding under Section 1445 of the Code, it being understood that such opinion will be subject to customary assumptions and limitations and shall be based upon customary representations concerning, among other things, the classification of the EQY Promissory Note as debt for purposes of the Code; and
     (C) To Equity One, the opinion of Goodwin Procter LLP that it is more likely than not that the contribution by LIH of the Company Common Stock to EQY-CSC will not be subject to withholding under Section 1445 of the Code, it being understood that such opinion will be subject to customary assumptions and limitations and shall be based upon customary representations concerning, among other things, the classification of the EQY Promissory Note as debt for purposes of the Code.
     (ii) Additional Opinions.

     (A) To Equity One, the opinion of KPMG LLP, in the form of Exhibit K-1 hereto, dated as of the Closing Date, regarding the REIT qualification of the Company, together with any backup representation letters or certificates relied on by KPMG LLP in giving such opinion (such representation letters or certificates also to be in the form of Exhibit K-1 hereto); and
     (B) To Equity One, the opinion of Potter Anderson & Corroon LLP, in the form of Exhibit K-2 hereto, dated as of the Closing Date, regarding certain REIT qualification matters relating to the Company, together with any backup representation letters or certificates relied on for purposes of rendering such opinion (such representation letters or certificates also to be in the form of Exhibit K-2 hereto).
          2.6 Equityholders Agreement. The parties acknowledge and agree that the Equityholders Agreement has been duly executed and delivered by the parties thereto as of the date of this Agreement and will be effective as of the Closing.
ARTICLE 3
CLOSING ADJUSTMENTS
          3.1 Working Capital Adjustment.
     (a) Prior to the Closing Date, LIH shall, or shall cause the Company to, in good faith prepare an estimated consolidated balance sheet of the Company and its subsidiaries as of the Closing Date (the “Estimated Closing Date Balance Sheet”), which for purposes of this Agreement shall be deemed to be the balance sheet of the Company as of 11:59PM on the day immediately preceding the Closing Date. The Estimated Closing Date Balance Sheet shall be prepared in accordance with GAAP, consistently applied by the Company and following the policies, procedures, principles and methods employed in preparing the audited balance sheet of the Company as of December 31, 2009 included in the Company Financial Statements and shall set forth a calculation of the Working Capital reflected thereon calculated in the manner set forth on Schedule 3.1. Not later than five (5) Business Days prior to the Closing Date, LIH shall deliver to Equity One the Estimated Closing Date Balance Sheet, including the calculation of Working Capital, together with worksheets and data that support the Estimated Closing Date Balance Sheet and any other information that Equity One may reasonably request in order to verify the amounts reflected on the Estimated Closing Date Balance Sheet, including the calculation of Working Capital. Not later than three (3) Business Days prior to the Closing Date, Equity One shall provide LIH with any good faith objections to the Estimated Closing Date Balance Sheet and the calculation of Working Capital in writing, together with such documentation as may reasonably support Equity One’s good faith objections. After considering Equity One’s objections, LIH may make such revisions to the Estimated Closing Date Balance Sheet as it believes are reasonably acceptable and deliver a revised Estimated Closing Date Balance Sheet, including the calculation of Working Capital, which shall be the Estimated Closing Date Balance Sheet for all purposes of clause (b) below.
     (b) Pre-Closing Adjustments.
     (i) To the extent that the Working Capital set forth on the final Estimated Closing Date Balance Sheet (the “Estimated Working Capital Amount”) exceeds the Working Capital Threshold (such excess, if any, the “Estimated Working Capital Surplus”), then, at LIH’s election, either:
     (A) LIH shall cause the Company to distribute some or all of the amount of such Estimated Working Capital Surplus as a dividend to LIH immediately prior to Closing; and/or
     (B) the number of the LIH LLC Shares to be issued to LIH pursuant to Sections 2.3 and 2.5(c)(ii) above shall be increased by that number (rounded to the nearest whole number) which is the quotient of the Estimated Working Capital Surplus (less the amount of any distribution made pursuant to clause (A) above) divided by the Exchange Price (provided, that to the extent such Estimated Working Capital Surplus exceeds $2,500,000, such excess amount shall be divided by the EQY VWAP Price instead of the Exchange Price), and the Share Allocation Schedule shall be amended accordingly.
     (ii) To the extent that the Estimated Working Capital Amount is less than the Working Capital Threshold (such deficiency, if any, the “Estimated Working Capital Deficit”), then, at LIH’s election, either:
     (A) LIH shall contribute cash to the Company in an amount equal to the Estimated Working Capital Deficit immediately prior to Closing; or
     (B) the number of the LIH LLC Shares to be issued to LIH pursuant to Sections 2.3 and 2.5(c)(ii) above shall be reduced by that number (rounded to the nearest whole number) which is the quotient of the Estimated Working Capital Deficit divided by the Exchange Price, and the Share Allocation Schedule shall be amended accordingly.
     (c) Post-Closing Balance Sheet. As soon as practicable after the Closing Date (but in no event later than forty-five (45) days after the Closing Date), Equity One shall deliver to LIH a balance sheet of the Company as of the Closing Date (the “Post-Closing Balance Sheet”), including a calculation of Working Capital derived from the Post-Closing Balance Sheet, together with worksheets which detail any adjustments and the basis thereof and other information used in the preparation of the Post-Closing Balance Sheet and the calculation of Working Capital reasonably requested by LIH. Equity One shall use reasonable best efforts to make all of its work papers underlying the preparation of the Post-Closing Balance Sheet and the calculation of Working Capital reasonably available to LIH and its representatives and to consult in good faith with LIH and its representatives during the review period set forth below. The Post-Closing Balance Sheet shall include a calculation of the Working Capital at the Closing and shall be binding upon the parties upon approval of such Post-Closing Balance Sheet by LIH. If LIH does not agree with any portion or line item contained within the Post-Closing Balance Sheet and/or the calculation of Working Capital at the Closing stated thereon, and the parties cannot mutually agree on the same, then within forty-five (45) days following receipt by LIH of the Post-Closing Balance Sheet, the parties shall appoint an independent auditor to resolve such dispute as promptly as reasonably practicable. The independent auditor shall be a nationally recognized certified public accounting firm that is not rendering (and during the preceding two (2) year period has not rendered) audit or other material services to any of the Company, LIH or its parent or Equity One. If the parties are unable to agree on such independent auditor, then the respective accounting firms of each of LIH and Equity One shall choose the independent auditor. The independent auditor shall act as an arbitrator to determine, based solely on the presentations by LIH and Equity One, and not by independent review, only those issues still in dispute. The fees and expenses associated with such review by the independent auditor shall be borne equally by Equity One and LIH. The independent auditor’s determination shall be made within thirty (30) days of its engagement or as soon thereafter as possible and shall be set forth in a written statement delivered to LIH and Equity One and shall be enforceable in a court of Law.
     (d) Post Closing Adjustment.
     (i) To the extent that the Working Capital set forth on the Post-Closing Balance Sheet (the “Final Working Capital Amount”) exceeds the Estimated Working Capital Amount (such excess, if any, the “Working Capital Increase Amount”), Equity One shall cause EQY-CSC to issue additional LIH LLC Shares to LIH in an amount (rounded to the nearest whole number) equal to the quotient of the Working Capital Increase Amount divided by the Exchange Price (provided, that to the extent such Working Capital Increase Amount, when added to the amount of any Estimated Working Capital Surplus divided by the Exchange Price pursuant to Section 3.1(b)(i)(B), exceeds $2,500,000 in the aggregate, such excess amount shall be divided by the EQY VWAP Price instead of the Exchange Price), and the Share Allocation Schedule shall be amended accordingly.
     (ii) To the extent that the Final Working Capital Amount is less than the Estimated Working Capital Amount (such deficiency, if any, the “Working Capital Decrease Amount”), then Equity One shall cause EQY-CSC to reduce and cancel that number of LIH LLC Shares previously issued to LIH pursuant to Sections 2.3 and 2.5(c)(ii) hereunder in an amount equal to that number (rounded to the nearest whole number) which is the quotient of the Working Capital Decrease Amount divided by the Exchange Price (provided, that to the extent the number of LIH LLC Shares have been previously increased pursuant to Section 3.1(b)(i)(B), then the value at which LIH LLC Shares to be reduced and canceled under this clause (ii) shall be commensurate, pro rata, with the value at which such LIH LLC Shares were previously increased pursuant to Section 3.1(b)(i)(B)), and the Share Allocation Schedule shall be amended accordingly.
     (e) As used herein, “Working Capital” has the meaning set forth on, and shall be calculated in accordance with, Schedule 3.1.
     (f) Any increases or decreases to the number of LIH LLC Shares pursuant to this Section 3.1 shall be treated for Tax purposes as an adjustment to the consideration issued by EQY-CSC for the contribution of the Company Common Stock by LIH hereunder.
     (g) As used herein, “Exchange Price” means $16.50, subject to adjustment from time to time as follows:
     (i) Upon Dividends, Distributions, Subdivisions, Splits or Consolidations. If, at any time after the date of this Agreement, the number of outstanding shares of EQY Common Stock is (A) increased by a dividend or share distribution payable in shares of EQY Common Stock (or in securities convertible into, or exchangeable or exercisable for, EQY Common Stock) or by a subdivision or forward split of the outstanding shares of EQY Common Stock or (B) decreased by a consolidation or reverse split of the outstanding shares of EQY Common Stock, then the Exchange Price shall be adjusted by multiplying such Exchange Price immediately prior to such event by a fraction, the numerator of which shall be the number of shares of EQY Common Stock outstanding immediately prior to such event, and the denominator of which shall be the number of shares of EQY Common Stock outstanding immediately thereafter; provided that if a dividend or share distribution is payable in securities convertible into, or exchangeable or exercisable for, EQY Common Stock, then for purposes of determining the denominator above, the number of shares of EQY Common Stock outstanding immediately thereafter shall be deemed to include the maximum number of shares of EQY Common Stock (assuming the satisfaction of any conditions to convertibility, exercisability or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the conversion, exercise or exchange of such securities.
     (ii) Other Adjustments. In the event of any reorganization, recapitalization, reclassification or other like change in the outstanding shares of EQY Common Stock at any time after the date of this Agreement for which an adjustment is not otherwise provided under the foregoing clause (i), the Exchange Price shall be equitably adjusted to reflect the effects of such reorganization, recapitalization, reclassification or other like change.
          3.2 Survival. The provisions of this Article 3 shall survive the Closing indefinitely.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
          4.1 Representations and Warranties of LIH. Except as set forth in the corresponding sections or subsections of the LIH Disclosure Schedule, LIH hereby represents and warrants to Equity One and EQY-CSC as follows:
     (a) Organization and Good Standing of the Company. The Company and each of its subsidiaries has been duly organized and are validly existing and in good standing under the Laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the business, properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole or on the ability of LIH or any of its subsidiaries to perform its obligations under the Transaction Documents to which they are a party (a “Company Material Adverse Effect”); provided, however, a Company Material Adverse Effect shall not include any change or event resulting from, relating to or arising out of (i) general economic conditions in any of the markets or geographical areas in which the Company and its subsidiaries operate (except to the extent that such change or event has a disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to other participants in the markets or geographical areas in which the Company and its subsidiaries operate); (ii) any change in economic conditions or the financial, banking, currency or capital markets in general; (iii) any calamity or other conditions generally affecting the industry in which the Company operates (except to the extent that such change or event has a disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its subsidiaries operate); (iv) changes in Law or in GAAP or interpretations thereof; (v) any actions taken, or failures to take action, or such other changes or events, in each case, to which Equity One has consented or (vi) the announcement of, or the taking of any action contemplated by, this Agreement and the other Transaction Documents, including by reason of the identity of Equity One or any communication by Equity One regarding the plans or intentions of Equity One with respect to the conduct of the Company’s business.
     (b) Capitalization. The authorized capital stock of the Company consists of 1,478 shares of Class A common stock, par value $1.00 per share, 7,500 shares of Class B common stock, par value $1.00 per share, and 125 shares of preferred stock, par value $0.01 per share; as of the date of this Agreement, 1,478 shares of Class A common stock are issued and outstanding, 1,972 shares of Class B common stock are issued and outstanding, and 125 shares of preferred stock of the Company are issued and outstanding; as of the date of this Agreement, the Company had no shares of Company Common Stock reserved for issuance; all the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-

assessable and are not subject to any pre-emptive or similar rights; there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in the Company or any of its subsidiaries, or any Contract of any kind relating to the issuance of any capital stock of the Company or any such subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options; and the Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.
     (c) Subsidiaries. Section 4.1(c) of the LIH Disclosure Schedule sets forth a complete list of the Company’s subsidiaries and any and all other entities of any kind in which the Company owns an equity interest, including a description or designation of the type of entity or interests (e.g., limited liability company, partnership, qualified REIT subsidiary, taxable REIT subsidiary, tenant-in-common). Except as set forth on Section 4.1(c) of the LIH Disclosure Schedule, all the outstanding shares of capital stock or other equity interests of each of the Company’s subsidiaries is owned, directly or indirectly, by the Company and have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of any Liens or restrictions on voting. Except as set forth on Section 4.1(c) of the LIH Disclosure Schedule, the Company does not own any equity investments in any other person.
     (d) Organizational Documents. LIH has previously provided or made available to Equity One true and complete copies of the certificate of incorporation and bylaws and the other charter documents, bylaws, organizational documents and partnership, limited liability company, joint venture, co-tenancy and tenancy-in-common agreements (and in each such case, all amendments thereto) of the Company and each of its subsidiaries as in effect on the date of this Agreement. The minute books of the Company and Capital & Counties U.S.A., Inc., as previously made available to Equity One contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders and board of directors, as applicable, of the Company and Capital & Counties U.S.A., Inc., for the three years prior to the date hereof.
     (e) Due Authorization; Validity of Agreements. CSC and LIH each has full right, power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party and to perform its obligations hereunder and thereunder; each Transaction Document executed as of the date hereof has been duly authorized, executed and delivered by each of CSC and LIH, as applicable, and constitutes a valid and legally binding agreement of such party, and each Transaction Document to be executed and delivered on the Closing Date has been duly authorized, and upon execution and delivery at the Closing Date, will constitute a valid and legally binding agreement of such party, in each case, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or by equitable principles relating to enforceability.

     (f) No Violation or Default. Except as set forth on Section 4.1(f) of the LIH Disclosure Schedule, none of the Company or any of its subsidiaries is (i) in violation of its charter, by-laws, limited partnership agreement or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, joint venture, tenancy-in-common or other agreement or instrument to which the Company or any of its subsidiaries is a party or bound, or to which any of the property or assets of the Company or any of its subsidiaries is subject; or (iii) in violation of any Law, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Company Material Adverse Effect.
     (g) No Conflicts. Other than pursuant to the agreements and other documents listed on Section 4.1(g) of the LIH Disclosure Schedule, the execution, delivery and performance by each of CSC and LIH of the Transaction Documents to which it is, or will be, a party and the consummation of the transactions contemplated by the Transaction Documents will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any property or assets of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement, joint venture, tenancy-in-common or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the charter, by-laws, limited partnership agreement or similar organizational documents of the Company or any of its subsidiaries or (iii) result in the violation of any Law, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation, default or creation or imposition of any Lien that would not, individually or in the aggregate, have a Company Material Adverse Effect.
     (h) Consents. Section 4.1(h) of the LIH Disclosure Schedule lists all material (i) Consents, and (ii) consents, approvals, authorizations, Orders, licenses, registrations or qualifications of or with any Authority required for the execution, delivery and performance by CSC and LIH of the Transaction Documents to which it is, or will be, a party, and the consummation of the transactions contemplated by the Transaction Documents.
     (i) Company Common Stock. The shares of Company Common Stock to be contributed by LIH hereunder have been duly authorized and validly issued, are fully paid and nonassessable. LIH owns the Company Common Stock to be contributed hereunder beneficially and of record, and has good and valid title to the Company Common Stock, free and clear of all Liens (other than those imposed by the Company’s organizational documents and federal and state securities Laws). Upon contribution of the Company Common Stock to EQY-CSC in accordance with this Agreement, good and valid title to the Company Common Stock will pass to EQY-CSC, free and clear of any Liens (other than any Liens set forth in the Operating Agreement, or pursuant to state or federal securities Laws or created by Equity One or EQY-CSC). Other than (i) as set forth on Section 4.1(i) of the LIH Disclosure Schedule or (ii) pursuant to the Amended and Restated Certificate of Incorporation of the Company and the Operating Agreement, the Company Common Stock is not subject to any voting agreement, right of first refusal, rights of assignment, purchase rights or any other rights of any nature whatsoever, including any that restrict or otherwise relate to the voting, distribution rights or disposition of the Company Common Stock. The Company Common Stock to be contributed to EQY-CSC hereunder represents all of the Liberty Parties’ equity interests of any kind, directly or indirectly, in the Company and its subsidiaries.
     (j) Financial Information.
     (i) LIH has previously delivered to Equity One (i) audited balance sheets of the Company and its subsidiaries as of December 31, 2009, and the related operating statements of the Company and its subsidiaries for each of the three fiscal years then ended and (ii) unaudited balance sheets of the Company and its subsidiaries as of March 31, 2010, and the related unaudited operating statements of the Company and its subsidiaries for the three-month period ended March 31, 2010 (collectively, the “Company Financial Statements”); the Company Financial Statements have been prepared from the books and records of the Company and its subsidiaries and have been prepared in accordance with GAAP, applied on a consistent basis by the Company as of the date, or for the periods presented except as noted therein (except that the unaudited Company Financial Statements lack any footnote disclosure and are subject to normal, recurring year-end adjustments) the Company Financial Statements present fairly in all material respects the financial condition of the Company and its subsidiaries as of the dates set forth therein (except that the unaudited Company Financial Statements lack any footnote disclosure and are subject to normal, recurring year-end adjustments);
     (ii) As of the date of this Agreement none of the Company or any of its subsidiaries have any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) that would be required to be reflected or reserved against in a balance sheet of the Company or its subsidiaries, prepared in accordance with GAAP applied on a consistent basis by the Company, except for (A) liabilities or obligations reflected or reserved against in the most recent balance sheet included in the Company Financial Statements, (B) those which would not have a Company Material Adverse Effect, (C) liabilities incurred as a result of the execution of, or as expressly permitted by, this Agreement, or (D) liabilities set forth on Section 4.1(j) of the LIH Disclosure Schedule.
     (k) No Material Adverse Effect. Since December 31, 2009, (i) there has been no Company Material Adverse Effect, whether or not arising in the ordinary course of business; and (ii) to the date of this Agreement, except as set forth on Section 4.1(k) of the LIH Disclosure Schedule, there has been no non-cash dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

     (l) Absence of Proceedings. As of the date of this Agreement, Section 4.1(l) of the LIH Disclosure Schedule lists all legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its subsidiaries is a party or to which any property of the Company or any of its subsidiaries is subject that, individually or in the aggregate, if determined adversely to the Company or any of its subsidiaries, as applicable, would have a Company Material Adverse Effect; as of the date of this Agreement, to the knowledge of LIH, no such investigations, actions, suits or proceedings are threatened or contemplated by any Authority or threatened by others.
     (m) Reserved.
     (n) Title to Intellectual Property. None of the Company nor any of its subsidiaries is required to own or possess any trademarks, service marks, trade names or copyrights in order to conduct the business now operated by it, other than those the failure to possess or own would not have a Company Material Adverse Effect, whether or not arising from transactions in the ordinary course of business.
     (o) The Properties.
     (i) The Company, directly or indirectly through one or more of its subsidiaries, has good and marketable fee simple title to each of the Properties (other than a portion of the Property known as the Willows Shopping Center for which the Company’s subsidiary is a tenant pursuant to that certain Property Lease Agreement between Central Contra Costa Sanitary District and Willows Center Concord, LLC dated May 9, 2005) and the Improvements thereon, in each case free and clear of all Liens, other than (A) any Permitted Exceptions, (B) any Liens that relate to the Existing Debt or (C) any of the foregoing that would not have a Company Material Adverse Effect.
     (ii) Except as listed on Section 4.1(o)(ii) of the LIH Disclosure Schedule, (a) with respect to each of the Properties, the Company or one of its subsidiaries has an owner’s policy of title insurance (the “Current Title Policies”) on the fee interest therein and (b) on or prior to the date hereof, LIH has provided or made available to Equity One copies of each such title policy and all matters listed as exceptions thereto.
     (iii) On or prior to the date hereof, LIH has provided or made available to Equity One all existing surveys, if any, of each Property as listed on Section 4.1(o)(iii) of the LIH Disclosure Schedule, including, without limitation, any “as-built” surveys of the Properties, in each case, to the extent in the possession or control of LIH.
     (iv) LIH has made available to Equity One true, correct and complete copies of all leases (including, without limitation, exhibits, schedules and amendments thereto) of space and/or tenancies at the Properties that provide for a base annualized rent in excess of $100,000 (as listed on Section 4.1(o)(iv) of the LIH Disclosure Schedule, collectively, the “Leases”). Leases for space and/or tenancies at the Properties for 5,000 square feet or more and with remaining lease terms of at least one year shall be referred to herein as “Material Leases.” With respect to the Material Leases, LIH has made available to Equity One true and correct copies of all material tenant correspondence and other documents. The Material Leases (i) have not been materially modified except as stated in Section 4.1(o)(iv) of the LIH Disclosure Schedule, and (ii) contain the entire agreement (other than terms that are not material) between the relevant subsidiary of the Company and the tenants named therein. To the knowledge of LIH, no default exists under any such Material Lease except as would not have a Company Material Adverse Effect. Except as set forth in Section 4.1(o)(iv) of the LIH Disclosure Schedule, as of the date hereof, neither the Company nor any of its subsidiaries has given written notice to any tenant of its default under any Material Lease that has not been cured and has not received any written notice from any tenant alleging a default by the Company or any of its subsidiaries under any Material Lease that has not been cured, except in each case for any default that would not have a Company Material Adverse Effect.
     (v) Neither the Company nor any of its subsidiaries is in default of any of its obligations under any Material Leases or any other material agreement encumbering or otherwise recorded against any of the Properties, except in each case for any default that, individually or in the aggregate, would not have a Company Material Adverse Effect. As of the date hereof, to the knowledge of LIH, no event has occurred which, but for the passage of time or the giving of notice, or both, would constitute a default under any Material Leases or any other material agreement encumbering or otherwise recorded against the Properties, except in all cases for any such defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.
     (vi) There are no material rental, lease, or other commissions now due and payable or which may become due or payable with respect to the current term of any of the Material Leases and there are no material tenant improvement costs and allowances or other concessions now due or payable in connection with any of the Material Leases except, in each case, for leasing commissions, brokerage fees and tenant improvement costs and allowances or other concessions (i) described in Section 4.1(o)(vi) of the LIH Disclosure Schedule or (ii) as otherwise expressly set forth in the Material Leases pursuant to which by their terms are not yet due and payable.
     (vii) Except as set forth on Section 4.1(o)(vii) of the LIH Disclosure Schedule or as otherwise expressly set forth in the Material Leases, no tenant under any Material Lease has a right of first offer, first refusal or option to purchase all or any portion of the premises demised under such Material Lease.
     (viii) Other than as set forth on Section 4.1(o)(viii) of the LIH Disclosure Schedule, to the knowledge of LIH, as of the date hereof, no tenant under any Material Lease is the subject of bankruptcy, reorganization or similar proceedings;

     (ix) There are no condemnation proceedings or zoning changes pending or, to the knowledge of LIH, threatened against any Property that would, individually or in the aggregate, have a Company Material Adverse Effect.
     (x) Except as set forth in the Title Policies or the Surveys, there are no encroachments upon any Property by improvements on an adjacent property, and none of the Improvements on any Property encroach on any adjacent property, streets or alleys, except in each case for such encroachments that would not, individually or in the aggregate, have a Company Material Adverse Effect.
     (xi) LIH has supplied or made available to Equity One true and complete copies of all material third-party property management and leasing agreements relating to a Property (except the Material Leases, which are the subject of clauses (iv) through (vii) above); as of the date hereof, no party is in default under any such property management agreement, nor, to the knowledge of LIH, has an event occurred which with the passage of time or the giving of notice, or both, would become a default under any such property management and leasing agreement and the consummation of the transactions contemplated herein and in the other Transaction Documents will not give rise to any default under any such property management and leasing agreement, except in each case for defaults that, individually or in the aggregate, would not have a Company Material Adverse Effect.
     (p) No Acquisitions or Dispositions. Except as set forth on Section 4.1(p) of the LIH Disclosure Schedule (i) as of the date hereof, there are no Contracts with respect to the direct or indirect acquisition or disposition by any of the Company or any of its subsidiaries of interests in real property (other than the leasing of the Property in the ordinary course of business); (ii) neither the Company nor any of its subsidiaries has sold any real property to a third party during the immediately preceding twenty four (24) calendar months; and (iii) none of the Properties is subject to any restrictions or prohibitions on its disposition other than those restrictions set forth in the Loan Documents.
     (q) Existing Debt. Section 4.1(q) of the LIH Disclosure Schedule sets forth a complete and accurate schedule of all Existing Debt, along with the outstanding principal balance and interest rate with respect to all such debt, as of the date hereof. Except as set forth on Section 4.1(q) of the LIH Disclosure Schedule (i) none of such debt is convertible into equity securities of the entity owning any Property or any other entity and none of such debt is cross-defaulted or cross-collateralized with any other property; (ii) prior to the date hereof, LIH has provided or made available to Equity One true and complete copies of all Loan Documents and, as of the date hereof, no party to any of the Loan Documents is in material default thereunder, nor has an event occurred which with the passage of time or the giving of notice, or both, would become a material default under any of the Loan Documents; (iii) subject to any requirements under the Loan Documents to obtain the Mortgage Consents, consummation of the transactions contemplated herein and in the other Transaction Documents will not cause a material default under any of the Loan Documents or the Company or other applicable party has received a waiver of any such defaults or consent with respect thereto; and (iv) none of the Company or any of its subsidiaries or affiliates holds participating interests in any of the indebtedness evidenced or secured by the Loan Documents.
     (r) Contracts. Section 4.1(r) of the LIH Disclosure Schedule sets forth a true, complete and correct list of all Material Contracts. True, correct and complete copies of all such Material Contracts have been made available to Equity One. To the knowledge of LIH, each such Material Contract is in full force and effect and, as of the date hereof, none of the Company or its subsidiaries has provided or received any written notice of any default under any Material Contract which has not been cured, except where the failure to be in full force and effect or for any such default as would not, individually or in the aggregate, have a Company Material Adverse Effect.
     (s) Tax Matters. For purposes of this Section 4.1(s), the term “subsidiary” shall include each entity in which the Company owns a direct or indirect interest.
     (i) Except as set forth on Section 4.1(s)(i) of the LIH Disclosure Schedule, the Company and each of its current or former subsidiaries (A) has paid all material federal, state, local and foreign Taxes required to be paid through the date hereof, other than those being contested in good faith by appropriate proceedings and for which adequate reserves have been provided on the books of the applicable entity and (B) have timely filed all material Tax Returns required to be filed by them through the date hereof, and all such Tax Returns are true, correct and complete;
     (ii) (A) The Company and each of its current or former subsidiaries have established adequate reserves for all material Taxes that have accrued but are not yet due and payable, and (B) to the knowledge of LIH, there is no Tax deficiency that has been asserted against the Company or any of its current or former subsidiaries, properties or assets;
     (iii) Equity One has been provided with (or LIH has otherwise made available) copies of all Tax Returns of the Company and its subsidiaries for taxable years beginning on or after January 1, 2003, and, except as set forth on Section 4.1(s)(iii) of the LIH Disclosure Schedule, the Company has not received notice of any audits of such Tax Returns;
     (iv) Except as set forth on Section 4.1(s)(iv) of the LIH Disclosure Schedule, the Company has not been given or requested any waivers or extensions (or is or would be subject to a waiver or extension given by any other person) of any statute of limitations relating to the payment of Taxes or the filing of any Tax Returns;
     (v) Except as set forth on Section 4.1(s)(v) of the LIH Disclosure Schedule, to the knowledge of LIH, all material Taxes that the Company was required to withhold or collect (including without limitation all withholding required under Sections 1441 and 1445, and the Treasury Regulations issued thereunder, with respect to the distribution of the CapCo Note (as defined in the Subscription Agreement) to the Company) have been duly withheld or collected and, to the extent required, have been paid to the proper Authority or person;
     (vi) Except as set forth on Section 4.1(s)(vi) of the LIH Disclosure Schedule, there are no pending or, to the knowledge of LIH, threatened claims by any Authority in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction;
     (vii) There are no Liens for Taxes (other than for current Taxes not yet due and payable or being contested in good faith) on the assets of the Company or any of its subsidiaries;
     (viii) Neither the Company nor any of its subsidiaries has any liability for Taxes of any person (other than the Company and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract or otherwise, other than any such liability arising from the existence of the affiliated group of companies of which the Company was the common parent prior to December 31, 2006;
     (ix) Commencing with its taxable year ending December 31, 2007, the Company has been owned, organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under the Code, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code for the Company’s taxable years ending December 31, 2010 and thereafter. Each of the Company’s subsidiaries that is a corporation for federal income tax purposes, other than any qualified REIT subsidiary as defined in Section 856(i)(2) of the Code, is, and will be, in compliance with all requirements applicable to a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code and all applicable regulations under the Code, and the Company is not aware of any fact that would negatively impact such qualification. Each other direct and indirect subsidiary of the Company has been properly treated since January 1, 2007, and will continue to be properly treated, as a partnership or disregarded entity (rather than an association or partnership taxable as a corporation) within the meaning of Section 7701 of the Code and all applicable regulations under the Code and no election has been made to the contrary;
     (x) Section 4.1(s)(x) of the LIH Disclosure Schedule lists each asset of the Company or any of its subsidiaries the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of (A) an election under Internal Revenue Service (“IRS”) Notice 88-19 or Treasury Regulations § 1.337(d)-5T or § 1.337(d)-6 or (B) the application of Treasury Regulations § 1.337(d)-7. For each asset listed under the foregoing sentence, Section 4.1(s)(x) of the LIH Disclosure Schedule also sets forth the Company’s good faith estimate of the amount of net unrealized built-in-gain within the meaning of Section 1374(d)(1) of the Code, the recognition period within the meaning of Section

1374(d)(7) of the Code, and the federal income tax basis as of December 31, 2009;
     (xi) Except as set forth in Section 4.1(s)(xi) of the LIH Disclosure Schedule, the Company has incurred no liability for excise Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any excise Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code or any Tax arising from “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code, and neither the Company nor any of its subsidiaries has incurred any material liability for Taxes other than in the usual, regular and ordinary course of business;
     (xii) As of the close of its 2007 taxable year, the Company had distributed all accumulated earnings and profit from non-REIT years and the Company currently has no C corporation earnings and profits;
     (xiii) The Company has not engaged in any prohibited transactions within the meaning of Section 857(b)(6)(B)(iii) of the Code;
     (xiv) If the Company’s taxable year beginning on January 1, 2010 ended with the Closing, no more than 5% of the gross income for the Company for such period would be derived from the sources not described in Section 856(c)(2) of the Code and (B) the distributions made by the Company on or prior to the Closing Date would not be less than the Company’s real estate investment trust taxable income within the meaning of Section 857(b)(2) of the Code for such taxable year;
     (xv) Since January 1, 2010, the Company has not recognized any gain from the sale or disposition of a United States real property interest within the meaning of Section 897(c) of the Code;
     (xvi) Neither the Company nor any of its subsidiaries is a party to any tax sharing agreement or tax protection agreement pursuant to which it will have any obligation to make any payments after the Closing. A “tax sharing agreement” means any written agreement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes or included the Company or any of its subsidiaries. A “tax protection agreement” means any written agreement to which the Company or any of its subsidiaries is a party pursuant to which, in connection with the deferral of income Taxes of a third party partner in any subsidiary of the Company that is classified as a partnership for federal income tax purposes, the Company or any of its subsidiaries has agreed to (a) maintain a minimum level of debt or provide rights to guarantee debt, (b) retain or not dispose of assets for a period of time, (c) make or refrain from making Tax elections, and/or (d) only dispose of assets in a particular manner;

     (xvii) Neither the Company nor any of its subsidiaries has requested a private letter ruling from the IRS or any similar ruling from a taxing authority;
     (xviii) Neither the Company nor any of its subsidiaries has been a party to any “reportable transaction” described in Treasury Regulations Section 1.6011-4(b); and
     (xix) Neither the Company nor any of its subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law).
     (t) Licenses and Permits. The Company and each of its subsidiaries possess all permits, licenses, approvals, consents and other authorizations (collectively, “Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure so to possess would not, individually or in the aggregate, have a Company Material Adverse Effect; the Company and its subsidiaries are in compliance with the terms and conditions of all such Licenses, except where the failure so to comply would not, individually or in the aggregate, have a Company Material Adverse Effect; all of the Licenses are valid and in full force and effect, except when the invalidity of such Licenses or the failure of such Licenses to be in full force and effect would not, individually or in the aggregate, have a Company Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Licenses which, if the subject of an unfavorable decision, ruling or finding, individually or in the aggregate, would have a Company Material Adverse Effect.
     (u) No Labor Disputes. No labor dispute with the employees of the Company or any subsidiary exists or, to the knowledge of LIH, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or any subsidiary’s principal suppliers, manufacturers, customers or contractors, which, in each case, would result in a Company Material Adverse Effect.
     (v) Employment Agreements; No Payments to Employees, Officers or Directors. Section 4.1(v) of the LIH Disclosure Schedule sets forth all employment or similar agreements to which the Company or any of its subsidiaries is a party. Other than as described in such agreements, (i) there is no employment or severance payment payable or other benefit due to any employee, officer or director of the Company or any subsidiary of the Company solely as a result of the execution of this Agreement or any other Transaction Document, or the consummation of the transactions contemplated hereby and thereby; (ii) no gross-up payments of any kind are due to any current or former employee of the Company or any subsidiary of the Company in the event that such employee or former employee becomes subject to an excise Tax or other penalty under the Code solely as a result of the execution of this Agreement or any other Transaction Document, nor the consummation of the transactions contemplated hereby and thereby; and (iii) neither the execution of this Agreement or any other Transaction Document, nor the consummation of the transactions contemplated hereby and thereby, will, alone or in conjunction with another event (e.g., termination of employment), result in payments under any plan or agreement to which the Company or any of its subsidiaries is bound which would not be deductible under Section 162(m) or Section 280G of the Code.
     (w) Compliance with and Liability under Environmental Laws.
     (i) Except as set forth on Section 4.1(w) of the LIH Disclosure Schedule or as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its current subsidiaries (A) are in compliance with applicable Laws governing pollution or protection of the environment, including those governing the generation, storage, treatment, use, handling, transportation, Release or threatened Release of Hazardous Materials (collectively, “Environmental Laws”), (B) have obtained and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses, (C) have not received written notice of any actual or alleged liability under, or actual or alleged violation of, Environmental Laws, including for the investigation or remediation of Releases or threatened Releases of Hazardous Materials, (D) are not conducting or paying for any costs for any investigation, remediation or other corrective action at any location under any Environmental Law, (E) are not a party to, or otherwise subject to, any Order that imposes any current obligation or liability on the Company or any of its current subsidiaries under any Environmental Law, and (F) have not been named as a “potentially responsible party” under any Environmental Laws, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.
     (ii) Except as set forth on Section 4.1(w) of the LIH Disclosure Schedule or except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the knowledge of LIH, there are no (A) polychlorinated biphenyls (“PCBs”) or PCB-containing equipment; (B) asbestos or asbestos containing materials; (C) mold or airborne contaminants; or (D) lead-based paints at, on, in, or under any of the Properties.
     (iii) Except as set forth on Section 4.1(w) of the LIH Disclosure Schedule, to the knowledge of LIH, there are no aboveground or underground storage tanks, dry-cleaning facilities or service stations currently or formerly located at, on, in or under any of the Properties, except where present and maintained in accordance with applicable Environmental Laws and do not currently require investigation, remediation, abatement or removal under applicable Environmental Laws.
     (x) Hazardous Materials. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the knowledge of LIH, there has been no generation, storage, treatment, use, handling, transportation, or Release of Hazardous Materials at, on, under or from any property or facility currently or previously owned, operated or leased by the Company or any of its subsidiaries, in a manner or amount or to a location that would reasonably be expected to result in any liability to the Company or any of its subsidiaries under Environmental Law. “Hazardous Materials” means any hazardous or toxic material, chemical, substance, waste, pollutant, contaminant, compound, mixture, or constituent thereof, including petroleum (including crude oil or any fraction thereof) and petroleum products, natural gas liquids, asbestos and asbestos containing materials, and radioactive materials, that is regulated under any Environmental Law. “Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, or migrating in, into or through the environment, or in, into, from or through any building or structure. The parties agree that Section 4.1(w) and Section 4.1(x) are the only representations and warranties made by the Company with respect to environmental matters.
     (y) Compliance with ERISA. (i) Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for which the Company or any of its subsidiaries would have any material liability (each, a “Plan”), has been maintained in compliance in all material respects with its terms and the requirements of any applicable Law and Orders, including but not limited to ERISA and the Code; (ii) to the knowledge of LIH, no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption that would result in a liability to the Company or its subsidiaries; (iii) neither the Company nor any subsidiary maintains or has ever maintained any Plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iv) neither the Company nor any subsidiary has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA; and (v) as of the date hereof, there is no pending or, to the knowledge of LIH, threatened audit or investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency or any foreign regulatory agency, or any pending or, to the knowledge of LIH, threatened litigation, with respect to any Plan, except, all cases, as would not, individually or in the aggregate, have a Company Material Adverse Effect. As of the date hereof, none of the following events has occurred or, to the knowledge of LIH, is reasonably likely to occur: (x) an increase in the aggregate amount of contributions required to be made to all Plans by the Company or its subsidiaries in the current fiscal year of the Company and its subsidiaries compared to the amount of such contributions made in the Company and its subsidiaries’ most recently completed fiscal year; or (y) an increase in the Company and its subsidiaries’ “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) compared to the amount of such obligations in the Company and its subsidiaries’ most recently completed fiscal year, except in each case for such increases that would not, individually or in the aggregate, have a Company Material Adverse Effect.
     (z) Insurance. (i) As of the date hereof, each of the Company and its subsidiaries and each of the Properties are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; (ii) as of the date hereof, neither the Company nor any of its subsidiaries has received written notice from any insurer or agent of such insurer that capital improvements or other expenditures are required to be made in order to continue such insurance; and (iii) to the knowledge of LIH, the Company and its subsidiaries should be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.
     (aa) No Restrictions on Subsidiaries. Except as set forth in Section 4.1(aa) of the LIH Disclosure Schedule, no subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s properties or assets to the Company or any other subsidiary of the Company.
     (bb) Foreign Corrupt Practices Act. Neither the Company or any of its subsidiaries, nor, to the knowledge of LIH, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in the furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and to the knowledge of LIH, the Company’s affiliates have conducted their businesses in compliance in all material respects with the FCPA and have instituted and maintain policies and procedures designed to ensure and which are reasonably expected to continue to ensure, continued compliance therewith.
     (cc) Money Laundering Laws. The operations of the Company are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and, as of the date hereof, no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of LIH, threatened.
     (dd) OFAC. Neither the Company or any of its subsidiaries, nor, to the knowledge of LIH, any director, officer, agent, employee, affiliate or person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.
     (ee) Accredited Investor. LIH is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act as in effect as of the date hereof. LIH acknowledges and agrees that the LIH LLC Shares received hereunder will be subject to the restrictions on transfer that are, or will be, set forth in the Operating Agreement and the Equityholders Agreement and the shares of EQY Common Stock received in redemption of LIH LLC Shares will be subject to the restrictions on transfer that are set forth in the organizational documents of Equity One and the Equityholders Agreement and such securities may otherwise not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of by it without registration under the Securities Act, except pursuant to an exemption from such registration under the Securities Act, and in compliance with applicable “blue sky” Laws.
     (ff) As of the Closing Date, none of the Company or its subsidiaries, on the one hand, and LIH or any of its affiliates (other than the Company or its subsidiaries), on the other hand, will have any indebtedness of any kind outstanding between them (other than the CapCo Note (as defined in the Subscription Agreement)).
          4.2 Representations and Warranties of Equity One. Equity One hereby represents and warrants to LIH as follows:
     (a) SEC Reports. Equity One has filed or furnished, as applicable, all forms, schedules, statements, reports and other documents required to be filed or furnished, as applicable, with or to the Securities and Exchange Commission (the “SEC”) since January 1, 2007 (together with all required exhibits, financial statements and schedules thereto and all information incorporated by reference therein, collectively, the “Equity One SEC Reports”), all of which were prepared in all material respects in accordance with the applicable requirements of the Exchange Act, the Securities Act (together, the “Securities Laws”). As of their respective dates, the Equity One SEC Reports (a) complied in all material respects with the applicable requirements of the Securities Laws and (b) did not, and any Equity One SEC Report filed or furnished subsequent to the date hereof and prior to the Closing will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     (b) Organization and Good Standing. Equity One has been duly organized and is validly existing and in good standing under the Laws of the State of Maryland, is duly qualified to do business and is in good standing in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such qualification, and has all power and authority necessary to own or hold its properties and to conduct the businesses in which it is engaged, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, have an Equity One Material Adverse Effect (as defined below).

     (c) Good Standing of Subsidiaries. Each significant subsidiary of Equity One (as such term is defined in Rule 1-02(w) of Regulation S-X, the “Significant Subsidiaries”) and each subsidiary of Equity One that owns any real property (each, an “Equity One Property Subsidiary” collectively and, together with the Significant Subsidiaries, the “Equity One Subsidiaries”) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, is duly qualified to do business and is in good standing in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such qualification, and has all power and authority necessary to own or hold its properties and to conduct the businesses in which it is engaged, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, have an Equity One Material Adverse Effect. All the outstanding shares of capital stock, partnership interests, limited liability company interests or other equivalent equity interests of each Equity One Subsidiary have been duly and validly authorized and issued and are fully paid and nonassessable. Except as otherwise set forth in the Equity One SEC Reports, all the outstanding shares of capital stock or other equity interests of each Equity One Subsidiary is owned, directly or indirectly, by Equity One and have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by Equity One, free and clear of any Lien or restriction on voting.
     (d) Capitalization. The authorized capital stock of Equity One as of the date of this Agreement consists of 150,000,000 shares of EQY Common Stock, and 10,000,000 shares of preferred stock, par value $0.01 per share and as of the Closing Date shall consist of 149,999,999 shares of EQY Common Stock, one (1) share of Series A Common Stock, and 10,000,000 shares of preferred stock, par value $0.01 per share; as of the date of this Agreement, 92,493,230 shares of EQY Common Stock are issued and outstanding and no shares of preferred stock of Equity One are issued and outstanding; as of the date of this Agreement, Equity One had 3,922,561 shares of EQY Common Stock reserved for issuance; all the outstanding shares of capital stock of Equity One have been duly and validly authorized and issued and are fully paid and non-assessable and are not subject to any pre-emptive or similar rights; except as set forth in the Equity One SEC Reports, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in Equity One, or any Contract relating to the issuance of any capital stock of Equity One, any such convertible or exchangeable securities or any such rights, warrants or options; and Equity One has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities providing the right to vote) with the stockholders of Equity One on any matter. Except such as have been filed as exhibits to the Equity One SEC Reports, there are no material Contracts, between Equity One and Gazit Group (as defined in the Equityholders Agreement) relating to the EQY Common Stock or any other securities of Equity One.
     (e) Equity One Common Stock.
     (i) Issuance. The shares of EQY Common Stock issuable in redemption of the LIH LLC Shares have been duly authorized for issuance and,

when issued and delivered by Equity One against delivery of the LIH LLC Shares in accordance with the Operating Agreement, will be validly issued and fully paid and non-assessable.
     (ii) Description. The EQY Common Stock conforms to all statements relating thereto contained in the Equity One SEC Reports and such description conforms to the rights set forth in the instruments defining the same, to the extent applicable in each case.
     (iii) No Preemptive Rights. The issuance of shares of EQY Common Stock in redemption of LIH LLC Shares will not be subject to the preemptive or other similar rights of any security holder of Equity One.
     (iv) Listing Requirement. As of the Closing Date, the shares of EQY Common Stock issuable upon redemption of LIH LLC Shares shall be approved for listing on the New York Stock Exchange or such other national securities exchange on which shares of EQY Common Stock are then listed.
     (f) Due Authorization; Validity of Agreements. Each of Equity One and its subsidiaries (including EQY-CSC, when formed) has full right, power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party and to perform its obligations hereunder and thereunder; the execution and delivery of each Transaction Document has been (or will be, in the case of EQY-CSC) duly authorized by each of Equity One and its subsidiaries, and constitutes or will constitute a valid and legally binding agreement of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or by equitable principles relating to enforceability.
     (g) EQY Promissory Note. Equity One has all necessary corporate power and has taken, or will before the Closing take, all requisite corporate action required to issue the EQY Promissory Note and to perform its obligations thereunder. The EQY Promissory Note, when issued and delivered in accordance with the terms of this Agreement against the delivery to Equity One of the EQY LLC Shares, will be duly authorized and validly issued, and issued in compliance with applicable state and federal securities Laws and will constitute a legal, valid and binding obligation of Equity One, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally).
     (h) No Violation or Default. (a) None of Equity One or any Equity One Subsidiary is (i) in violation of its charter, by-laws, limited partnership agreement or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, joint venture, tenancy-in-common or other agreement or instrument to which Equity One or any Equity One Subsidiary is a party or bound, or to which any of the property or assets of Equity One or any Equity One Subsidiary is subject; or (iii) in violation of any Law, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have an Equity One Material Adverse Effect and (b) each stockholder listed on Schedule 4.2(h)(b) is, and at all times during the period from November 4, 1996 has been, an “Excepted Holder” under the charter of Equity One as currently in effect and as in effect at all times during such period.
     (i) No Conflicts. The execution, delivery and performance by Equity One or any Equity One Subsidiary of the Transaction Documents to which it is, or will be, a party and the contribution of the EQY Promissory Note by Equity One hereunder does not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any property or assets of Equity One or any Equity One Subsidiary pursuant to, any indenture, mortgage, deed of trust, loan agreement, joint venture, tenancy-in-common or other agreement or instrument to which Equity One or any Equity One Subsidiary is a party or by which Equity One or any Equity One Subsidiary is bound or to which any of the property or assets of Equity One or any Equity One Subsidiary is subject, (ii) result in any violation of the provisions of the charter, by-laws, limited partnership agreement or similar organizational documents of Equity One or any Equity One Subsidiary or (iii) result in the violation of any Law, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation, default or creation or imposition of any Lien that would not, individually or in the aggregate, have an Equity One Material Adverse Effect.
     (j) No Consents. Except (i) for the filing of the Registration Statement with the SEC, (ii) listing applications with the New York Stock Exchange and (iii) for shareholder approval of the Amended EQY Charter, no authorizations, consents, approvals, elections or waivers from any Authority or other third party and no approval of Equity One’s stockholders pursuant to any applicable Law, Equity One’s organizational documents or any rule or regulation of the New York Stock Exchange or any other securities exchange upon which the EQY Common Stock is listed or traded is necessary or required for the execution, delivery and performance by Equity One of the Transaction Documents to which it is or will be a party, except for any such authorization, consent, approval, election or waiver from any Authority or other third party the failure of which to obtain or make would not have an Equity One Material Adverse Effect.
     (k) Independent Accountants. The accountants who certified the financial statements and supporting schedules included in the Equity One SEC Reports are independent public accountants as required by the Securities Act.
     (l) Financial Statements. The financial statements included in the Equity One SEC Reports, together with the related schedules and notes, present fairly in all material respects the financial position of Equity One and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of Equity One and its consolidated subsidiaries for the periods presented. Such financial statements have been prepared from the books and records of Equity One and its subsidiaries and have been prepared in accordance with GAAP applied on a consistent basis by Equity One for the periods presented except as noted therein. The supporting schedules, if any, present fairly in all material respects in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial information included in the Equity One SEC Reports present fairly in all material respects the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Equity One SEC Reports. All disclosures contained in the Equity One SEC Reports regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the SEC) comply with Regulation G under the Exchange Act and Item 10 of Regulation S-K of the Securities Act, to the extent applicable. As of the date hereof, Equity One does not have any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) that would be required to be reflected or referred against in a consolidated balance sheet of Equity One, prepared in accordance with GAAP applied on a consistent basis by Equity One, except for (i) liabilities or obligations reflected or reserved against in the most recent balance sheet included, or otherwise disclosed, in an Equity One SEC Report, (ii) those which would not have an Equity One Material Adverse Effect, or (iii) liabilities incurred as a result of the execution of, or as expressly permitted by, this Agreement.
     (m) No Material Adverse Effect. Except as otherwise stated in the Equity One SEC Reports, since December 31, 2009, there has been no material adverse effect on, or change in, the business, properties, financial condition or results of operations of Equity One and its subsidiaries taken as a whole or on the ability of Equity One or any of its respective subsidiaries to perform their obligations under the Transaction Documents to which they are a party (an “Equity One Material Adverse Effect”), whether or not arising in the ordinary course of business; provided, however, an Equity One Material Adverse Effect shall not include any change or event resulting from, relating to or arising out of (a) general economic conditions in any of the markets or geographical areas in which Equity One and its subsidiaries operate (except to the extent that such change or event has a disproportionate effect on Equity One and its subsidiaries, taken as a whole, relative to other participants in the markets or geographical areas in which Equity One and its subsidiaries operate); (b) any change in economic conditions or the financial, banking, currency or capital markets in general; (c) any calamity or other conditions generally affecting the industry in which Equity One operates (except to the extent that such change or event has a disproportionate effect on Equity One and its subsidiaries, taken as a whole, relative to other participants in the industry in which Equity One and its subsidiaries operate); (d) changes in Law or in GAAP or interpretations thereof; (e) any actions taken, or failures to take action, or such other changes or events, in each case, to which the Company has consented; or (f) the announcement of, or the taking of any action contemplated by, this Agreement and the other Transaction Documents. Except as otherwise stated in the Equity One SEC Reports and except for regular quarterly dividends on the EQY Common Stock, since December 31, 2009 to the date hereof, there has been no dividend or distribution of any kind declared, paid or made by Equity One on any class of its capital stock.

     (n) Absence of Labor Dispute. As of the date hereof, no material labor dispute with the employees of Equity One or any subsidiary exists or, to the knowledge of Equity One, is imminent.
     (o) Absence of Proceedings. As of the date hereof, other than as disclosed in the Equity One SEC Reports, there are no investigations, actions, suits or proceedings pending by or before any Authority to which Equity One is a party or to which any property of Equity One or any of its subsidiaries is subject that, individually or in the aggregate, if determined adversely to Equity One, would have an Equity One Material Adverse Effect; as of the date hereof, to the knowledge of Equity One, no such investigations, actions, suits or proceedings are threatened by any Authority or threatened by others.
     (p) Accuracy of Exhibits. There are no Contracts or documents which are required to be described in the Equity One SEC Reports which have not been so described and filed as required.
     (q) Possession of Intellectual Property. Neither Equity One nor any of its subsidiaries is required to own or possess any trademarks, service marks, trade names or copyrights in order to conduct the business now operated by it, other than those the failure to possess or own would not have an Equity One Material Adverse Effect, whether or not arising from transactions in the ordinary course of business.
     (r) Licenses and Permits. Equity One and each of the Equity One Subsidiaries possess all Licenses issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure so to possess would not, individually or in the aggregate, result in an Equity One Material Adverse Effect; Equity One and its subsidiaries are in compliance with the terms and conditions of all such Licenses, except where the failure so to comply would not, individually or in the aggregate, result in an Equity One Material Adverse Effect; all of the Licenses are valid and in full force and effect, except when the invalidity of such Licenses or the failure of such Licenses to be in full force and effect would not, individually or in the aggregate, result in an Equity One Material Adverse Effect; and neither Equity One nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Licenses which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in an Equity One Material Adverse Effect.
     (s) Properties. Except as disclosed in the Equity One SEC Reports, Equity One and the Equity One Property Subsidiaries have good and marketable fee simple title to or leasehold title in all real property and all other properties and assets owned or leased by them, in each case, free and clear of all Liens that would have an Equity One Material Adverse Effect; except as disclosed in the Equity One SEC Reports, no tenant under any lease to which Equity One or the Equity One Property Subsidiaries lease any portion of its property is in default under such lease, except in any case where such default would not have an Equity One Material Adverse Effect; each of the properties of any of Equity One or the Equity One Property Subsidiaries complies with all applicable codes and zoning Laws and regulations except in any case where such non-compliance would not have an Equity One Material Adverse Effect; and neither Equity One nor any of the Equity One Property Subsidiaries has knowledge of any pending or threatened condemnation, zoning change or other proceeding or action that will in any manner affect the size of, use of, improvements on, construction on, or access to the properties of any of Equity One or the Equity One Property Subsidiaries except in any case where such action or proceeding would not have an Equity One Material Adverse Effect.
     (t) Environmental Laws. Except as described in the Equity One SEC Reports, or as would not, individually or in the aggregate, have an Equity One Material Adverse Effect, Equity One and the Equity One Property Subsidiaries (i) are in compliance with applicable Environmental Laws, (ii) have obtained and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses, (iii) have not received written notice of any actual or alleged liability under, or actual or alleged violation of, Environmental Laws, including for the investigation or remediation of Releases or threatened Releases of Hazardous Materials, (iv) are not conducting or paying for, in whole or in part, any investigation, remediation or other corrective action at any location under any Environmental Law, (v) are not a party to any Order or governmental agreement that imposes any obligation or liability under any Environmental Law, and (vi) have not been named as a “potentially responsible party” under any Environmental Laws, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.
     (u) Periodic Review of Costs of Environmental Compliance. In the ordinary course of its business, Equity One periodically reviews the effect of Environmental Laws on the business, operations and properties of Equity One and the Equity One Property Subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, Equity One has reasonably concluded that such associated costs and liabilities would not, singly or in the aggregate, have an Equity One Material Adverse Effect, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Equity One SEC Reports.
     (v) Accounting Controls and Disclosure Controls.
     (i) Equity One and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (1) transactions are executed in accordance with management’s general or specific authorization; (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (3) access to assets is permitted only in accordance with management’s general or specific authorization; and (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     (ii) Equity One and its consolidated subsidiaries have established and maintain “internal controls over financial reporting” and “disclosure controls and procedures,” in each case as required by Rule 13a-15 under the Exchange Act. To the knowledge of Equity One, Equity One’s internal control over financial reporting and disclosure controls and procedures are effective at a reasonable assurance level to perform the functions for which they were designed and established. Except as described in the Equity One SEC Reports, since the end of Equity One’s most recent audited fiscal year, there has been (I) no material weakness in Equity One’s internal control over financial reporting (whether or not remediated) and (II) no change in Equity One’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Equity One’s internal control over financial reporting.
     (w) Compliance with the Sarbanes-Oxley Act. There is and has been no failure on the part of Equity One or, to the knowledge of Equity One, any of Equity One’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.
     (x) Tax Matters.
     (i) All material Tax Returns required to be filed by or on behalf of Equity One or any of its subsidiaries have been filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns, as amended, were true, accurate and complete in all material respects. All material Taxes payable by or on behalf of Equity One or any of its subsidiaries have been paid (other than those being contested in good faith by appropriate proceedings and for which adequate reserves have been provided on the books of the applicable entity), and, with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, have made adequate accruals for the projected material amount of such Taxes in their books and records and in the most recent financial statements contained in the Equity One SEC Reports filed with the SEC prior to the date of this Agreement. To the knowledge of Equity One, there is no Tax deficiency that has been asserted against Equity One or any of its current or former subsidiaries, properties or assets;
     (ii) Commencing with its taxable year ending December 31, 2002, Equity One has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its currently proposed ownership and method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code for Equity One’s taxable years ending December 31, 2010 and thereafter;
     (iii) Equity One has incurred no unpaid liability for excise Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any excise Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code or any Tax arising from “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code, and neither Equity One nor any of its subsidiaries has incurred any material liability for Taxes other than in the usual, regular and ordinary course of business;
     (iv) There are no pending or, to the knowledge of Equity One, threatened claims by any Authority in any jurisdiction where Equity One or its subsidiaries do not file Tax Returns that Equity One or its subsidiaries is or may be subject to taxation by that jurisdiction; and
     (v) Not more than 29% of the stock of Equity One is owned directly or indirectly by foreign persons. For purposes of the foregoing, the phrase “owned directly or indirectly by foreign persons” shall have the meaning used for purposes of applying Section 897(h)(4) of the Code, except that (i) in the case of a REIT, if any class of stock of such REIT is regularly traded on an established securities market within the United States, persons that are not named as a reporting person or otherwise in a Schedule 13D or 13G made under the Exchange Act with the SEC with respect to such REIT shall be treated as U.S. persons unless the issuer of such stock has actual knowledge or should have had knowledge to the contrary, provided that, for purposes of determining whether the issuer should have had knowledge to the contrary, the issuer shall be under no independent duty, implied or otherwise, to make any inquiry with respect to its direct or indirect stockholders, and (ii) any shares held directly or indirectly by an entity classified as a domestic corporation (other than a REIT) for U.S. federal income tax purposes shall be treated as held by a U.S. person.
     (y) Insurance and Title Insurance. As of the date hereof, each of Equity One, the Significant Subsidiaries and the Equity One Property Subsidiaries and each of their respective properties are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged. All policies of insurance and fidelity or surety bonds insuring Equity One, the Significant Subsidiaries and the Equity One Property Subsidiaries or their respective properties, businesses, assets, employees, officers and directors are in full force and effect, except for the failure to insure or lapses in policies which would not have an Equity One Material Adverse Effect. Title insurance in favor of Equity One and the Equity One Property Subsidiaries is maintained with respect to each shopping center property owned by any such entity in an amount at least equal to (a) the cost of acquisition of such property or (b) the cost of construction of such property (measured at the time of such construction), except, in each case, where the failure to maintain such title insurance would not have an Equity One Material Adverse Effect.

     (z) Mortgages, Deeds of Trust. The mortgages and deeds of trust encumbering the properties and assets described in the Equity One SEC Reports (i) are not convertible (in the absence of foreclosure) into an equity interest in the property or asset described therein or in Equity One or any of its subsidiaries, nor does Equity One or any of its subsidiaries hold a participating interest therein, (ii) except as set forth in the Equity One SEC Reports, are not cross-defaulted to any indebtedness other than indebtedness of Equity One or any of its subsidiaries and (iii) are not cross-collateralized to any property not owned by Equity One or any of its subsidiaries.
     (aa) Foreign Corrupt Practices Act. Neither Equity One nor, to the knowledge of Equity One, any director, officer, agent, employee, affiliate or other person acting on behalf of Equity One or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA, including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in the furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and Equity One and to the knowledge of Equity One, its affiliates have conducted their businesses in compliance in all material respects with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, such continued compliance therewith.
     (bb) Money Laundering Laws. The operations of Equity One are and have been conducted at all times in material compliance with the Money Laundering Laws and no action, suit or proceeding by or before any Authority involving Equity One with respect to the Money Laundering Laws is pending or, to the knowledge of Equity One, threatened as of the date hereof.
     (cc) OFAC. Neither Equity One nor, to the knowledge of Equity One, any director, officer, agent, employee, affiliate or person acting on behalf of Equity One is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.
     (dd) Accredited Investor. Equity One is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act as in effect as of the date hereof. Equity One acknowledges and agrees that the EQY LLC Shares received hereunder will be subject to the restrictions on transfer set forth in the Operating Agreement and may otherwise not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of by it without registration under the Securities Act, except pursuant to an exemption from such registration under the Securities Act, and in compliance with applicable “blue sky” laws.
     (ee) EQY-CSC. EQY-CSC will be formed prior to the Closing. As of the Closing, EQY-CSC will be duly organized and validly existing and in good standing under its jurisdiction of formation. EQY-CSC will not be a “resulting partnership” as defined in Treas. Reg. § 1.708-1(c)(1). At all times from its formation, EQY-CSC will be classified for Tax purposes either as a partnership or as an entity that is disregarded as separate from its owner. EQY-CSC will not make an election to be classified for Tax purposes other than as a partnership or an entity that is disregarded as separate from its owner. EQY-CSC will be formed solely for the purpose of engaging in the transactions contemplated by the Transaction Documents and, from the date of formation until the Closing, EQY-CSC will engage in no other business activities and will conduct its operations only as contemplated by the Transaction Documents. From the date of formation until the Closing, all shares of EQY-CSC will be owned directly by Equity One or its affiliate. From the date of formation until the Closing, EQY-CSC will have no assets or liabilities.
ARTICLE 5
CERTAIN COVENANTS
          5.1 Management and Operation of Properties. Except as otherwise expressly permitted by the terms of this Agreement, with respect to each Property, from the date of this Agreement to the Closing Date, LIH shall cause the Company and each of its subsidiaries to conduct their ownership and operation of such Property in the usual, regular and ordinary course in substantially the same manner as previously conducted and use commercially reasonable efforts to preserve relevant business relationships with tenants and others having business dealings with them. The Company shall provide Equity One with copies of any material written notices from any parties which it receives with respect to the Company or any of its subsidiaries, including, without limitation, any material notice received with respect to the Existing Debt, the Leases, or the Licenses. In addition (and without limiting the generality of the foregoing), except as otherwise expressly permitted or required by the terms of this Agreement or the other Transaction Documents or as set forth on Schedule 5.1, LIH shall cause the Company not to do (nor permit any of its subsidiaries to do) any of the following without the prior written consent of Equity One, which consent shall not be unreasonably withheld or delayed:
     (a) amend the organizational documents of the Company or any of its subsidiaries;
     (b) issue any equity interest in the Company or any of its subsidiaries or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any equity interest in the Company or any of its subsidiaries;
     (c) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than in the ordinary course of business and consistent with past practice; provided, however, that in no event shall the Company or any of its subsidiaries incur or assume any long-term indebtedness for borrowed money in an aggregate principal amount exceeding $1,000,000;
     (d) make any acquisition or capital expenditure over $50,000 other than in the ordinary course of business;

     (e) declare, set aside, make or pay any distribution other than in cash;
     (f) intentionally permit, allow or suffer any Property to become subjected to any Liens of any nature whatsoever (other than Permitted Exceptions or any Lien that does not materially and adversely affect the value of the Property subject to such Lien or materially interfere with the use of the Property subject to such Lien);
     (g) fail to pay any insurance premiums due on existing insurance policies or permit such policies to lapse;
     (h) materially amend or cancel any Existing Debt or waive any claims or rights of substantial value (individually or in the aggregate);
     (i) pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, LIH, CSC or any of their affiliates;
     (j) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets that are material, individually or in the aggregate, to the Properties;
     (k) sell, lease, license or otherwise dispose of any of its assets that are material, individually or in the aggregate, to the Properties;
     (l) hire any additional employees (other than for the purpose of replacing employees employed by the Company as of the date hereof whose employment has been terminated or otherwise ceased after the date hereof) or provide salary increases (other than in the ordinary course of business), amend the terms of any existing employment contract, or enter into any employment contract with an employee who is employed by the Company as of the date hereof;
     (m) enter into any new Material Lease or terminate, modify, amend or grant a waiver under any existing Material Lease, other than such new Material Leases, terminations, modifications, amendments or waivers (1) that are on commercially reasonable terms consistent with the Company’s past practices, and (2) that do not result in a reduction of rent under, or termination of any other Material Lease at, the applicable Property; provided, however that the foregoing restriction shall not apply to any new leasing transaction with respect to which Equity One has approved prior to the date hereof (all such items on Schedule 5.1(m) being so approved);
     (n) enter into, terminate or materially amend any Material Contract;
     (o) except as would not be materially adverse to any Property (1) grant, terminate, modify, amend or permit the lapse of any reciprocal easement or similar agreements affecting a Property, or (2) consent to or enter into the sublease or assignment of any Material Lease or Loan Document;

     (p) make or amend any material Tax election unless either (i) such election would reduce or eliminate what would otherwise be the liability of the Company or any current or former subsidiary for Taxes under Sections 897 or 1445 of the Code, or (ii) the Company reasonably determines, after prior consultation with Equity One, that such action is (i) required by Law or (ii) necessary or appropriate to preserve the Company’s status as a REIT;
     (q) vote or abstain from voting on any matter with respect to any Property held pursuant to a joint venture, limited liability company agreement, co-tenancy or tenancy in common agreement with any third-party, other than such matter that would be permitted under this Section 5.1 with respect to a Property that is wholly-owned by the Company or its subsidiaries; or
     (r) authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.
          5.2 Interim Operating Covenants of Equity One.
Except as otherwise expressly permitted by the terms of this Agreement, from the date of this Agreement to the Closing Date, Equity One shall conduct the ownership and operation of its business in the usual, regular and ordinary course in substantially the same manner as previously conducted. In addition (and without limiting the generality of the foregoing), except as otherwise expressly permitted or required by the terms of this Agreement or the other Transaction Documents, Equity One shall not do any of the following without the prior written consent of LIH, which consent shall not be unreasonably withheld or delayed:
     (a) amend the organizational documents of Equity One;
     (b) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of shares of EQY Common Stock, other than regular quarterly cash dividends by Equity One consistent with past practice;
     (c) adopt or implement a plan of complete or partial liquidation or resolution providing for or authorizing such liquidation or a dissolution, merger, restructuring, consolidation, recapitalization or other reorganization of Equity One or enter into any agreement relating to a merger of Equity One with or into another person that would result in a change of control of Equity One; or
     (d) authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.
          5.3 Reserved.
          5.4 Insurance With respect to each Property, from the date hereof until the Closing Date, LIH shall cause the Company and each of its subsidiaries to, use commercially reasonable efforts to continue to maintain the existing insurance policies relating to such Property

          5.5 Title
     (a) On or prior to the Closing Date, Equity One may order, at its sole expense, a current extended coverage preliminary title report (a “Preliminary Report”) from Chicago Title Insurance Company or the title company who issued the Current Title Policies (the “Title Company”) for each Property and a commitment by the Title Company to issue an original title insurance policy or a non-imputation endorsement to the Current Title Policies with respect to such Property, in either case, dated as of the Closing Date, insuring fee simple title to the Property, subject only to the Permitted Exceptions, including customary endorsements (such title insurance policy, a “Title Policy”). LIH agrees to cooperate with Equity One and its representatives as reasonably necessary to facilitate the issuance of the Preliminary Reports by the Title Company (including by facilitating access to the Properties during regular business hours). Notwithstanding anything to the contrary set forth herein, LIH shall be obligated to remove or cause the Title Company to insure over all Liens set forth on Schedule 5.5(a) hereto as of the Closing Date. If requested by Equity One, LIH shall use commercially reasonable efforts to deliver to EQY-CSC on or prior to the Closing Date an owner’s title affidavit with respect to each Property (for the purpose of EQY-CSC obtaining a new title policy and/or non-imputation endorsements to its title insurance policies) in the form required by the Title Company.
     (b) On or prior to the Closing Date, Equity One may order, at its sole expense, from a surveyor or surveying firm, licensed by the State of California, an American Land Title Association survey of each Property (the “Surveys”) reflecting the total area of each Property, the location of all Improvements, recorded easements and encroachments, if any, located thereon and other matters of record with respect thereto and such other matters as may be requested by Equity One. LIH agrees to cooperate with Equity One and its representatives as reasonably necessary to facilitate preparation of the Surveys (including by facilitating access to the Properties during regular business hours).
          5.6 Estoppel Certificates. On or prior to the Closing Date, LIH shall cause the Company to obtain and deliver to Equity One estoppel certificates in the form attached as Exhibit L dated no more than ninety (90) days prior to the Closing Date from each of the tenants listed on Schedule 5.6 hereto (the “Required Estoppels”). In addition, LIH shall cause the Company to mail estoppel certificates in the form attached as Exhibit L to all other tenants under Material Leases and to use its commercially reasonable efforts (which efforts shall exclude the payment of money, other than incidental administrative charges or counsel fees) to obtain such estoppel certificates dated no more than ninety (90) days prior to the Closing Date from all other tenants under Material Leases. Notwithstanding anything contained in this Section 5.6 to the contrary, an estoppel certificate shall be deemed obtained hereunder if the tenant or other applicable third-party certifies (1) the name of the party possessing all of the right, title and interest to the Material Lease, (2) that to the certifying party’s knowledge, the Material Lease is in full force and effect, (3) that it has not been amended, modified, supplemented or extended except as disclosed therein, and (4) that no known default or known event which, with the passage of time or notice, or both, would constitute a material default under the Material Lease has occurred and is continuing.

          5.7 Casualty and Condemnation.
     (a) If, on or prior to the Closing Date, any Property suffers damage or destruction by fire or other casualty (a “Casualty”), LIH shall promptly give Equity One written notice of such event. LIH shall cause the Company to use commercially reasonable efforts in the recovery of insurance proceeds under the existing insurance policies, or, at Equity One’s election, shall assign any and all of their rights to negotiate recovery of such insurance proceeds to EQY-CSC following the Closing and shall have no further obligation under this Section 5.7. LIH shall cause the Company not to settle, compromise or discharge any insurance claim related to such Casualty, and shall not apply any insurance proceeds received with respect thereto, without the approval of Equity One (such approval not to be unreasonably withheld or delayed), unless such actions are otherwise required to be taken pursuant to any lease or Loan Document. Promptly following such settlement, compromise or discharge of such insurance claim, LIH shall cause the Company or its applicable subsidiary to make commercially reasonable efforts, in good faith, to repair such damage or destruction to the extent of the insurance proceeds recovered. All insurance proceeds (including any thereof intended to compensate the Company or its subsidiary for loss of business or rental income for the period prior to the Closing Date) received in respect of any such damage or destruction on or prior to the Closing Date and not applied to the repair, replacement or restoration of the applicable Property, and the rights to recover any such insurance proceeds to the extent not so collected, shall be contributed to EQY-CSC. The terms of this Section 5.7(a) are subject in all respects to the rights of lenders under any applicable Loan Document.
     (b) In the event, prior to the Closing, all or any portion of any Property shall be condemned or taken by eminent domain by any Authority (a “Taking”), LIH shall promptly give Equity One written notice of such event. LIH shall cause the Company to use commercially reasonable efforts to settle and agree to the award for such Taking; provided, that same shall not be settled and agreed to, nor shall such award be applied, without the approval of Equity One, unless such actions are otherwise required to be taken pursuant to any Material Lease or Loan Document. Promptly following receipt of the award for the Taking, LIH shall cause the Company or its applicable subsidiary to make commercially reasonable efforts, in good faith, to repair any damage resulting from the Taking to the extent of the award recovered. All awards from a Taking (including any thereof intended to compensate the Company or its subsidiary for loss of business or rental income for the period prior to the Closing Date) received in respect of any such Taking on or prior to the Closing Date and not applied to the repair or restoration of the applicable Property, and the rights to recover any such awards to the extent not so collected, shall be contributed to EQY-CSC. The terms of this Section 5.7(b) are subject to the rights of lenders under any applicable Loan Document.
     (c) The provisions of this Section 5.7 shall, to the extent permitted under applicable Law, supersede any statutory provisions applicable to “risk of loss” for condemnation and/or Casualty.

     (d) For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, any and all amounts received or to be received by the Company or its subsidiaries as a result of a Casualty or a Taking shall not be included for purposes of any of the calculations or determinations made or to be made under Article 3 hereof.
          5.8 Resignations. On the Closing Date, LIH shall cause to be delivered to EQY-CSC duly signed resignations, effective immediately following the Closing, of all directors of the Company and each of its subsidiaries and shall take such other action as is necessary to accomplish the foregoing; provided, that LIH shall not be required to deliver resignations hereunder from such directors that are the employees or designees of third parties pursuant to joint venture, tenant in common or similar arrangements.
          5.9 Employee Matters. From and after the Closing Date, LIH hereby agrees to pay, and indemnify and hold harmless Equity One, the Company, EQY-CSC and their respective affiliates from and against any and all claims for the liabilities of the Company or any of its subsidiaries of the type described in Section 4.1(v)(i) or 4.1(v)(ii) made by any employee of the Company or its subsidiaries.
          5.10 Access to Information
     (a) From the date of this Agreement through the Closing Date, LIH shall, and shall cause the Company to, confer (which may be telephonically) with Equity One on a weekly basis (subject to the provisos in the following sentence) with respect to the Company’s business and the Properties generally. Without limiting the foregoing, with respect to each Property, LIH shall, and shall cause the Company to, afford to Equity One and its lenders, accountants, counsel and other representatives reasonable access, upon reasonable notice during normal business hours and, at LIH’s election, in the presence of an authorized representative of the Company, during the period prior to the Closing Date, to all the records, due diligence materials, personnel, properties, books, Contracts and Tax Returns of such Property and relevant subsidiaries of the Company, and during such period shall furnish promptly to Equity One any information concerning such Property and applicable subsidiary of the Company as Equity One may reasonably request; provided, however, that such access does not unreasonably disrupt the normal operations of the Company or Properties; and, provided, further, such access shall not include or contemplate any intrusive investigation (an “Investigation”) of any Property (whether by testing, sampling, digging, boring or otherwise), without the express prior written consent of LIH. All such Investigations, if any, shall be at Equity One’s sole cost and expense. Equity One assumes all risk and expense relating to Equity One’s entry on the Property, and Equity One hereby agrees to indemnify, defend, protect and hold LIH and the Company and their respective officers, directors, employees, agents and representatives harmless from and against any and all Losses resulting from any such Investigation. The indemnification obligations of Equity One set forth in this Section 5.10(a) shall survive the Closing or any expiration or earlier termination of this Agreement.
     (b) From the date of this Agreement through the Closing Date, LIH shall cause the Company to use its commercially reasonable efforts, upon Equity One’s request, to arrange interviews with tenants under Material Leases set forth on Schedule

5.10(b) upon reasonable notice during normal business hours during the period prior to the Closing Date; provided, however, that a representative of LIH or the Company may be present at any such interviews.
          5.11 Confidentiality; Publicity. Each party hereto agrees to maintain in confidence all material and information received from the other party regarding the parties hereto, the Properties and the other matters which are the subject of this Agreement or the other Transaction Documents in accordance with the terms and conditions of that certain confidentiality agreement, dated December 23, 2009, which shall continue in full force and effect following execution of this Agreement. Notwithstanding anything to the contrary contained herein, except as otherwise required by Law, the parties hereto will obtain the other party’s prior approval of any press release to be issued immediately following the execution of this Agreement and the Closing of the transactions contemplated by this Agreement and the other Transaction Documents, and the parties shall work together in good faith to determine the form, timing and substance of, and to issue, all other publicity concerning the transactions contemplated by this Agreement and other Transaction Documents.
          5.12 Non-Solicit. Until the earlier of the Closing or termination of this Agreement, LIH agrees not to (and shall cause its controlled affiliates not to) market the Company, any of its subsidiaries or any of the Properties for sale during the term of this Agreement or entertain or discuss any offer to purchase or acquire the same with any person other than Equity One and its affiliates.
          5.13 Consent of Mortgage Lenders.
     (a) From the date of this Agreement until the Closing Date, LIH shall, and shall cause the Company to, use commercially reasonable, good faith and diligent efforts to procure from the holders of the Existing Debt encumbering the Properties, written consent from each of the required lenders listed on Schedule 5.13(a) (each a “Mortgage Consent”) (to the extent required under the applicable Loan Documents) to the matters set forth on Schedule 5.13(a) attached hereto. LIH shall keep Equity One reasonably informed in all material respects of the status and details of each Mortgage Consent, including, without limitation, providing Equity One with copies of all material written correspondence related to a Mortgage Consent. LIH shall cause the Company to execute, or cause to be executed by its applicable subsidiary, any customary documents reasonably required by each such lender in connection therewith. Equity One will reasonably cooperate with LIH and the Company in such efforts to obtain the Mortgage Consents, which obligation of Equity One shall include, without limitation, at Equity One’s expense, (A) causing EQY-CSC (and/or any applicable subsidiary) and its property manager to execute any customary documents reasonably required by each applicable lender in connection therewith, (B) causing a law firm acceptable to each applicable lender to issue any opinion customarily required by such lender on behalf of the borrower, and (C) causing Equity One or other creditworthy entity acceptable to the applicable lender to execute indemnities and guaranties as to customary non-recourse carveouts and environmental indemnifications (provided, however, that the lender may substitute its most current forms of such documents so long as such current forms are customary and commercially reasonable). LIH agrees, within fifteen (15) Business Days of the date hereof, to request or cause the Company to request, in writing, a Mortgage Consent from each applicable lender (a copy of which request shall be simultaneously delivered by LIH to Equity One).
     (b) With respect to each Property, LIH shall pay (i) all of the lender’s costs and expenses in connection with securing the Mortgage Consents, including, without limitation, any processing fees, legal fees, rating confirmation costs, title charges and other out-of-pocket expenses, and (ii) all mortgage assumption fees and penalties incurred in connection with such Mortgage Consents and/or pursuant to the applicable Loan Documents.
     (c) Subject to Section 5.13(a) above, in the event a Mortgage Consent is not received for any Property by October 1, 2010, then Equity One shall have the right, by written notice to LIH on or prior to such date, to assume all negotiations with the relevant lenders during the period from October 1, 2010 until the later of (i) the date that LIH receives notice from the IRS that it shall grant the FIRPTA Relief Request and (ii) November 15, 2010 (but in any event not later than December 31, 2010) for the purpose of procuring such Mortgage Consent by the Closing Date; provided, in the event Equity One exercises such right and the Termination Date pursuant to Section 7.1(a)(ii) would otherwise occur during such period, the Termination Date shall be extended until the later of (i) the date that LIH receives notice from the IRS that it shall grant the FIRPTA Relief Request and (ii) November 15, 2010 (but in any event not later than December 31, 2010); provided further, however, that in exercising its rights under this Section 5.13(c), Equity One shall be responsible for any incremental cost to obtain those Mortgage Consents with respect to which Equity One exercises its rights hereunder, and LIH shall continue to be solely responsible for the costs set forth in Section 5.13(b) in obtaining such Mortgage Consents. The exercise of such rights and corresponding automatic extension of the Termination Date shall be at the election of Equity One; provided, that at all times during such extension period Equity One shall continue to use its commercially reasonable efforts to obtain such Mortgage Consents.
     (d) If the Mortgage Consent is still not received by the Termination Date (as extended pursuant to the terms of Section 5.13(c), if applicable), then Equity One and LIH shall have the right to terminate this Agreement pursuant to Section 7.1(a)(ii).
     (e) Notwithstanding anything in this Section 5.13 to the contrary, at any time following the date hereof prior to the termination of this Agreement, Equity One shall have the right, by written notice to LIH, to elect to prepay any Existing Debt in full (or if not permitted under the terms of the relevant Loan Document, defeased in full) on or prior to the Closing Date; provided, that Equity One shall pay any and all prepayment penalties (or costs of defeasance) and other related lender costs under the applicable Loan Documents.
          5.14 Tax Matters. From and after the date of this Agreement until the Closing Date, LIH shall cause the Company to take all actions, and refrain from taking all actions, as are necessary to ensure that the Company will continue to qualify for taxation as a REIT under the Code.

          5.15 Expenses; Transfer and Stamp Taxes.
     (a) Whether or not the Closing takes place, and except as otherwise expressly provided in this Agreement or in the applicable Transaction Documents, all costs and expenses incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense.
     (b) Any transfer Taxes, recordation Taxes, notarial tariffs or stamp Taxes applicable to the contribution of the Company Common Stock to EQY-CSC pursuant to this Agreement and any other transfer or documentary Taxes or any filing, registration or recording fees applicable to such conveyance and transfer shall be paid by LIH. Each party shall use reasonable efforts to avail itself of any available exemptions from any such Taxes or fees, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions and in making any required filings.
          5.16 Brokers or Finders. Other than as set forth on Schedule 5.16, each of Equity One and LIH represent to the other, as to itself and its affiliates, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement or the other Transaction Documents. In the event that any broker or finder claims a commission or finder’s fee based upon any contact, dealings or communication, the party through whom or through whose affiliate such broker or finder makes its claim shall be solely responsible for such commission or fee and for all costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the other party and its affiliates in defending against the same. The party through whom or through whose affiliate such broker or finder makes a claim shall hold harmless, indemnify and defend the other parties hereto, their successors and assigns, agents, employees, officers and directors, from and against any and all Losses, arising out of, based on, or incurred as a result of such claim.
          5.17 Supplemental Disclosure.
     (a) The LIH Disclosure Schedule shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth herein. Notwithstanding anything to the contrary contained in this Agreement, any matter disclosed pursuant to the LIH Disclosure Schedule, to the extent that such disclosure is reasonably discernable, shall be deemed to be disclosed for all purposes under this Agreement but such disclosure shall not be deemed to be an admission or representation as to, or evidence of, the materiality of the item so disclosed, nor shall it establish any standard of material for any purpose whatsoever. LIH shall have the right until the Closing to supplement or amend the LIH Disclosure Schedule with respect to any matter hereafter arising or discovered after the date hereof that, if existing or known at the date hereof, would have been required to be set forth or described in the LIH Disclosure Schedule. Any such supplement or amendment of the LIH Disclosure Schedule shall not give rise to any right of Equity One to terminate this Agreement; provided, such supplement or amendment shall not impair Equity One’s right to terminate this

Agreement pursuant to Section 7.1(a)(iii) in the event the facts, events or occurrences disclosed on such supplement or amendment relate to breaches of the representations and warranties of LIH contained in this Agreement which (i) would result in the failure of the condition set forth in Section 6.2(a) or (b) and (ii) cannot be or are not cured prior to the Termination Date. Any supplement or amendment hereunder shall be provided to Equity One not less than three (3) Business Days prior to the Closing Date; provided that a new supplement or amendment may be provided prior to the Closing for any fact, event or occurrence that arises following the second Business Day prior to the Closing but prior to the Closing. Except to the extent any fact, event or occurrence disclosed on any supplement or amendment of the LIH Disclosure Schedule arises as a result of a breach of Section 5.1 of this Agreement, such supplement or amendment of the LIH Disclosure Schedule shall be given effect after the Closing for purposes of determining whether any Indemnitee is entitled to any rights of indemnification pursuant to Section 8.1;
     (b) Equity One shall promptly notify LIH of, and furnish LIH any information it may reasonably request with respect to, the occurrence to the knowledge of Equity One of any event or condition or the existence to the knowledge of Equity One of any fact that would cause any of the conditions to LIH’s obligation to consummate the transactions contemplated by this Agreement not to be fulfilled; and
     (c) LIH shall promptly notify Equity One of, and furnish Equity One any information it may reasonably request with respect to, the occurrence to the knowledge of LIH of any event or condition or the existence to the knowledge of LIH of any fact that would cause any of the conditions to Equity One’s obligation to consummate the transactions contemplated by this Agreement not to be fulfilled.
          5.18 Post-Closing Cooperation. Equity One and LIH shall cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other to ensure the orderly transition of the Company and Properties to EQY-CSC and its affiliates and to minimize any disruption to the Properties and the other respective businesses of the Company and Equity One that might result from the transactions contemplated hereby. After the Closing Date, upon reasonable written notice, Equity One and LIH shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Company, its subsidiaries and the Properties (to the extent within the control of such party) as is reasonably necessary for financial reporting and accounting matters. No party shall be required by this Section 5.18 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.
          5.19 Further Assurances. Subject to the terms and conditions of this Agreement and except as otherwise expressly provided herein (including in Section 6.4), each of LIH and Equity One shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated hereby and the other Transaction Documents. Without limiting the foregoing, from time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated hereby and by the other Transaction Documents.
          5.20 Name Change. At Equity One’s discretion, and as soon as reasonably practicable (but in no event earlier than January 1, 2011), Equity One shall (directly or indirectly) cause EQY-CSC to cause the Company to file a certificate of amendment to the Amended and Restated Certificate of Incorporation of the Company for the purpose of changing the Company’s name.
          5.21 Amendment of Organizational Documents. LIH shall, and shall cause the Company to, use commercially reasonable efforts to effect, as of immediately prior to the Closing, such procedural amendments to the Company’s bylaws as may be requested by Equity One; provided, that such amendments would not reasonably be expected to have a material adverse effect on LIH, the Company or any of their respective subsidiaries or that, in the good faith judgment of LIH, may cause LIH to be treated as having engaged in a deemed exchange of its equity interest in the Company for U.S. federal income tax purposes.
          5.22 The Registration Statement. Prior to the Closing, Equity One shall prepare, file with the SEC and cause to be declared effective a registration statement (which shall be an “automatic shelf registration statement” as defined under Rule 405 under the Securities Act on Form S-3, if available) permitting the public offering and sale on a continuous basis pursuant to Rule 415 under the Securities Act of all shares of EQY Common Stock received by LIH under the Transaction Documents or issuable in redemption of LIH LLC Shares (the “Registration Statement”); provided, however, that before filing such Registration Statement or any amendments or supplements thereto, Equity One will furnish copies of all such documents proposed to be filed to LIH and provide reasonable time for LIH and its counsel to comment upon such documents. As of its effective date and as of the Closing Date, the Registration Statement will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. In connection with the filing of the Registration Statement, LIH shall furnish in writing to Equity One such information regarding LIH (and any of its Affiliates) requested by Equity One as is necessary or it reasonably deems advisable for inclusion in the Registration Statement.
          5.23 Cooperation Relating to Tax Opinions, EQY Promissory Note “Bringdown,” and FIRPTA Relief Request LIH shall reasonably cooperate with Equity One’s counsel in connection with the preparation and delivery of the opinion referenced in Section 2.5(d)(i)(C), and Equity One shall reasonably cooperate with LIH’s counsel in connection with the preparation and delivery of the opinion referenced in Section 2.5(d)(i)(B). Such cooperation shall include but not be limited to delivering such representations in the form of an officer certificate as may be reasonably requested by counsel to LIH and/or counsel to Equity One, upon which such counsel may rely for purposes of rendering its opinion; provided, that nothing in this Section 5.23 shall be read to require Equity One to commit to taking any action, or refrain from taking any action, with respect to the Properties, the Company or EQY-CSC following the Closing. In order to facilitate the delivery of the opinions referenced in Section 2.5(d)(i)(B) and Section 2.5(d)(i)(C), LIH and Equity One shall reasonably cooperate in connection with procuring a “bringdown” confirmation from a nationally recognized financial advisory firm reasonably acceptable to LIH of the opinion concerning the EQY Promissory Note delivered as of the day hereof and attached hereto as Exhibit J, it being understood that such opinion is, and such bringdown confirmation may be, subject to customary assumptions and limitations and shall be based upon customary representations concerning matters such as leverage ratios and payment expectations with respect to the EQY Promissory Note. LIH shall keep Equity One informed on a reasonably current basis of the status of the FIRPTA Relief Request, and, upon request, shall provide Equity One with copies of all material written communication received from the IRS and/or U.S. Treasury Department relating thereto.
          5.24 Intercompany Debt. At or prior to the Closing, LIH shall deliver to Equity One evidence reasonably satisfactory to Equity One that (i) claims with respect to £500,000,000 (GBP) of intercompany debt of CSC has been subordinated to claims against CSC under any Transaction Document or (ii) CSC has been capitalized such that CSC’s net equity is at least £300,000,000 (GBP). From and after the Closing Date and until such time as CSC no longer has any obligations under any Transaction Document, CSC covenants and agrees that it shall maintain such claim subordination or level of net equity.
          5.25 Modification of EQY Promissory Note. To the extent required to facilitate the delivery of the bringdown certificate described in Section 5.23, the parties agree to make such amendments to the terms and conditions of the EQY Promissory Note to be delivered pursuant to Section 2.2 as shall be reasonably necessary; provided, that neither party shall be obligated hereunder to consent to such changes to terms and conditions as would have a material adverse effect on the benefits expected to be received, or costs incurred, in connection with the transactions contemplated by this Agreement.
          5.26 FIRPTA Withholding. Pursuant to IRS Notice 89-57 and Treas. Reg. § 1.1445-2(d)(2)(i)(A), LIH shall deliver to EQY-CSC at or prior to the Closing the Notice of Nonrecognition in the form of Exhibit F hereto (the “Notice of Nonrecognition”). Within ten (10) days of the receipt of the Notice of Nonrecognition by EQY-CSC, Equity One shall cause EQY-CSC to deliver the Notice of Nonrecognition to the IRS as required by Treas. Reg. § 1.1445-2(d)(2)(i)(B), together with a cover letter in the form of Exhibit F-1 hereto. Equity One shall cause EQY-CSC to (i) certify to LIH that EQY-CSC has satisfied its obligations under this Section 5.26, (ii) provide LIH with a copy of any certified mail certificates or receipts related to the Notice of Nonrecognition and its delivery to and receipt by the IRS, and (iii) provide LIH with copies of any correspondence between EQY-CSC and the IRS concerning the Notice of Nonrecognition.
          5.27 Modifications to Reflect United Kingdom Tax Requirements. The parties acknowledge and agree that: (i) LIH is subject to tax under the laws of the United Kingdom; and (ii) in order for the contribution of the Company Common Stock to EQY-CSC to qualify for tax-free roll-over treatment under the tax laws of the United Kingdom, EQY-CSC must be treated as a “company” or “corporation” for purposes of such law. In light of the foregoing, prior to Closing, the parties agree to make such changes or amendments to the Operating Agreement as may be requested by LIH that are reasonably necessary to ensure that, to the reasonable satisfaction of LIH, EQY-CSC is classified as a “company” or “corporation” for purposes of the tax laws of the United Kingdom; provided, however, that such changes or amendments shall not have a material adverse impact on Equity One or EQY-CSC.
ARTICLE 6
CONDITIONS TO CLOSING
          6.1 Conditions to Each Party’s Obligations. The obligations of LIH and Equity One to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following condition:
     (a) No Injunctions or Restraints. No applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Authority or other legal restraint or prohibition preventing the consummation of the of transactions contemplated by this Agreement or the other Transaction Documents on the Closing Date shall be in effect.
          6.2 Conditions to Equity One’s Obligations. The obligation of Equity One to consummate the transactions contemplated hereunder on the Closing Date shall be subject to the satisfaction or waiver by Equity One of each of the conditions set forth below:
     (a) Accuracy of Representations and Warranties. All of the representations and warranties of LIH set forth in this Agreement that are qualified as to “materiality” or “Company Material Adverse Effect” shall be true and accurate in all respects as of the Closing Date (other than representations and warranties that address matters only as of a particular date or with respect to a specified period, which need only be true and accurate as of such date or with respect to such period) and any such representations and warranties that are not so qualified shall be true and accurate in all material respects as of the Closing Date (other than representations and warranties that address matters only as of a particular date or with respect to a specified period, which need only be true and accurate as of such date or with respect to such period); and a certificate to such effect shall be executed and delivered by LIH;
     (b) Performance of Covenants. Each Liberty Party shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by them as of the Closing Date; and a certificate to such effect shall be executed and delivered by LIH;
     (c) Delivery of Documents. On the Closing Date, LIH shall have delivered the documents and deliveries set forth in Section 2.5(b).
     (d) Mortgage Consents. Any required Mortgage Consents pursuant to Section 5.13 shall have been obtained, or the applicable Existing Debt shall have been defeased or prepaid in full, on or prior to the Closing Date;
     (e) Opinions. Equity One shall have received the opinions set forth in Section 2.5(d)(i)(C) and 2.5(d)(ii); and

     (f) Equityholders Agreement. Equity One shall continue to be entitled to the benefits of the Equityholders Agreement and the Equityholders Agreement shall remain enforceable as against LIH.
          6.3 Conditions to LIH’s Obligations. The obligation of LIH to consummate the transactions contemplated hereunder on the Closing Date shall be subject to the satisfaction or waiver by LIH of each of the conditions set forth below:
     (a) Accuracy of Representations and Warranties. All of the representations and warranties of Equity One set forth in this Agreement that are qualified as to “materiality” or “Equity One Material Adverse Effect” shall be true and accurate in all respects as of the Closing Date (other than representations and warranties that address matters only as of a particular date or with respect to a specified period, which need only be true and accurate as of such date or with respect to such period) and any such representations and warranties that are not so qualified shall be true and accurate in all material respects as of the Closing Date (other than representations and warranties that address matters only as of a particular date or with respect to a specified period, which need only be true and accurate as of such date or with respect to such period); and a certificate to such effect shall be executed and delivered by Equity One;
     (b) Performance of Covenants. Equity One shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by it as of the Closing Date, and a certificate to such effect shall be executed and delivered by Equity One;
     (c) Delivery of Documents. On the Closing Date, Equity One shall have executed and delivered the documents and deliveries set forth in Section 2.5(a) and EQY-CSC shall have executed and delivered the documents and deliveries set forth in Section 2.5(c);
     (d) Opinions. LIH shall have received the opinions set forth in Section 2.5(d)(i)(A) and 2.5(d)(i)(B);
     (e) Equityholders Agreement. LIH shall continue to be entitled to the benefits of the Equityholders Agreement and the Equityholders Agreement shall remain enforceable as against Equity One, Gazit-Globe Ltd. and the other parties thereto; and
     (f) 9100 Relief. The IRS shall have granted the Company’s application for relief submitted on May 12, 2010 pursuant to Rev. Proc. 2008-27 or issued an IRS private letter ruling granting such relief pursuant to Treasury Regulation 301.9100-3 in a form reasonably acceptable to LIH (the “FIRPTA Relief Request”); provided, that LIH shall not have the right to waive the condition set forth in this Section 6.3(f) if the amount of the aggregate liability covered by Section 3.9 of the Tax Matters Agreement would exceed $10 million.
          6.4 Mutual Obligation In Connection With the Delivery of Opinions. Each of LIH and Equity One shall use its respective commercially reasonable efforts to cause the opinion of its respective counsel described in Sections 2.5(d)(i)(B) and 2.5(d)(i)(C) to be delivered at the

Closing. In the event that either such opinion cannot be rendered, each of Equity One and LIH agrees to negotiate in good faith to make any required modifications or amendments to the terms of the Transaction Documents that would enable such opinions to be rendered. Notwithstanding anything to the contrary contained in this Agreement, in no event shall either Equity One or LIH be required to agree to any modification or amendment to the terms of any Transaction Document that would adversely affect the tax, economic or other benefits expected by such party to be received in connection with the transactions contemplated by the Transaction Documents.
ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER
          7.1 Termination.
     (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing Date:
     (i) by mutual written consent of LIH and Equity One;
     (ii) subject to the extension rights pursuant to Sections 5.13(c) or 7.6 hereof, by either LIH or Equity One, as the case may be, if the Closing shall not have occurred by the earlier of (i) December 31, 2010 or (ii) the date that is ten (10) Business Days after either (a) the satisfaction of the condition set forth in Section 6.3(f) or (b) LIH receives notice from the IRS that it shall not grant the FIRPTA Relief Request (as may be extended pursuant to Section 5.13(c) or 7.6 hereof, the “Termination Date”); provided that in no event shall the Termination Date be earlier than October 1, 2010.
     (iii) by Equity One if there has been a breach of the representations and warranties or non-performance of covenants of LIH contained in this Agreement which (A) would result in the failure of the condition set forth in Section 6.2(a) or 6.2(b) and (B) is not cured within the notice period in Section 7.1(c) or cannot be cured by the earlier of (1) the notice period in Section 7.1(c) or (2) the Termination Date;
     (iv) by LIH if there has been a breach of the representations and warranties or non-performance of covenants of Equity One contained in this Agreement which (A) would result in the failure of the condition set forth in Section 6.3(a) or 6.3(b) and (B) is not cured within the notice period in Section 7.1(c) or cannot be cured by the earlier of (1) the notice period in Section 7.1(c) or (2) the Termination Date; or
     (v) by either LIH or Equity One pursuant to Section 7.4 below;
provided, however, that the party seeking termination pursuant to any of clauses (ii) through (iv) above is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

     (b) Subject to Section 7.1(c), in the event of termination by LIH or Equity One pursuant to this Section 7.1, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated pursuant to this Section 7.1:
     (i) each party shall return all documents and other material received from the other relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the other party (provided, that a party may keep one copy of such materials for its legal files); and
     (ii) all confidential information received by either party with respect to the businesses of the other party shall be treated in accordance with Sections 5.11 and 7.2 which shall remain in full force and effect notwithstanding the termination of this Agreement.
     (c) In the event Equity One or LIH seeks to terminate this Agreement pursuant to Section 7.1(a)(iii) or (iv), respectively, written notice of such party’s intent to so terminate shall forthwith be given to the other party, specifying the grounds for such termination and the proposed effective date of such termination (which may be no earlier than ten (10) days from the date of such notice). The defaulting party shall have the right to cure such default to the reasonable satisfaction of the non-defaulting party before such termination effective date, whereupon the termination notice shall lapse and be of no further effect.
     (d) In the event that this Agreement is terminated by LIH or Equity One on December 31, 2010 pursuant to Section 7.1(a)(ii) and as of such date (i) the condition set forth in Section 6.1(a) has been satisfied, (ii) the Mortgage Consents have been obtained such that the condition set forth in Section 6.2(d) has been satisfied and (iii) the condition set forth in Section 6.3(f) (9100 Relief) shall not have been satisfied but all other conditions to LIH’s obligation to close set forth in Section 6.3 would have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied and provided that the opinions of counsel pursuant to Sections 2.5(d)(i)(B) and 2.5(d)(i)(C) shall not be required), then LIH shall promptly pay Equity One a cash payment in an amount equal to the Termination Fee set forth in Section 7.4(c) and the provisions of Section 7.5 hereof shall apply as if Equity One accepted LIH’s written notice of termination of this Agreement pursuant to Section 7.4(a).
          7.2 Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 7.1, (A) this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Article 1, (ii) Section 5.10, but only the indemnification obligations specified therein, (iii) Section 5.11 relating to the obligation of the parties to keep confidential certain information and data, which shall survive for two (2) years following such termination, (iv) Section 5.15 relating to certain expenses, (v) Section 5.16 relating to finder’s fees and broker’s fees, (vi) Section 7.1 and this Section 7.2, and (vii) Article 9, and (B) any other Transaction

Document that has at the date of termination of this Agreement been executed and delivered shall automatically terminate and shall become null and void and of no further force and effect, except for any provision thereof that such other Transaction Document expressly provides shall survive a termination. Nothing in this Section 7.2 shall be deemed to release any party from any liability for fraud or for any breach by such party of the terms and provisions of this Agreement or any other Transaction Document that has at the date of termination of this Agreement been executed and delivered or to impair the right of any party to compel specific performance by any other party of its surviving obligations under this Agreement or such other Transaction Document.
     7.3 Election of Remedies.
     (a) Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each party shall be entitled to an injunction or injunctions or any other equitable relief to prevent breaches of the provisions hereof (without any requirement to post any bond or other security in connection with seeking such relief). In addition, the parties agree that the Company and the Properties have unique attributes such that an adequate remedy would not be available at Law for a breach of this Agreement. Each party shall have the right to seek specific performance or other equitable relief in connection with enforcing the terms hereof (without any requirement to post any bond or other security in connection with seeking such relief) in accordance with Section 9.7. The parties agree not to raise any objections or defenses to the availability of equitable remedies (including that a remedy at Law would be adequate) to prevent or restrain breaches of this Agreement by LIH, on the one hand, or Equity One, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement, in each case prior to, and in connection with, the Closing. The parties agree that any party hereto may seek a specific performance remedy in lieu of terminating this Agreement even if such party otherwise is entitled to terminate this Agreement. For the avoidance of doubt, nothing in this Section 7.3 is intended to limit or restrict any other remedies available to a party except as expressly provided in Section 7.3(b) and (c).
     (b) Default by LIH. Without limiting Section 6.2, if LIH is in material default with respect to the performance of any of its obligations hereunder on or prior to the Closing Date, then Equity One, at its election and as its sole and exclusive remedy, may elect to waive any objections, defects or imperfections of LIH’s performance and proceed to Closing and seek an injunction or injunctions or other equitable relief or order to specifically enforce the provisions of this Agreement to which such default applies and, in any event, to specifically enforce the Closing to occur.
     (c) Default by Equity One. Without limiting Section 6.3, if Equity One is in material default with respect to the performance of any of its obligations hereunder on or prior to the Closing Date, then LIH, at its election and as its sole and exclusive remedy, may elect to waive any objections, defects or imperfections of Equity One’s performance and proceed to Closing and seek an injunction or injunctions or other equitable relief or order to specifically enforce the provisions of this Agreement to which such default applies and, in any event, to specifically enforce the Closing to occur.
     (d) Alternative Damages. Notwithstanding anything to the contrary in this Agreement, in the event a court of competent jurisdiction has declined to specifically enforce the obligations of a defaulting party hereunder pursuant to a claim for specific performance brought by the non-defaulting party, then the non-defaulting party may pursue an action for monetary damages for breach of this Agreement. If such a court has granted an award of monetary damages for such breach, the non-defaulting party may enforce such award and accept damages for such breach.
     7.4 FIRPTA Relief Request.
     (a) In the event that LIH receives notice from the IRS that the IRS shall not grant the FIRPTA Relief Request, then LIH shall have the right to terminate this Agreement by written notice to Equity One, which notice shall include copies of all correspondence received from the IRS; provided, LIH shall be required to deliver such notice of termination of this Agreement to Equity One if the amount of the aggregate liability covered by Section 3.9 of the Tax Matters Agreement exceeds $10 million. Any such notice of termination is referred to as a “FIRPTA Termination Notice”. Any such FIRPTA Termination Notice shall be delivered by LIH to Equity One in writing within five (5) Business Days of receipt of the notice from the IRS. As soon as practicable following delivery of such FIRPTA Termination Notice (but in any event before the end of the first Business Day following the date of delivery of such FIRPTA Termination Notice), LIH shall deposit an amount in cash equal to the Termination Fee (the “Escrowed Termination Funds”) with an escrow agent reasonably acceptable to the parties (it being agreed that Skadden, Arps, Slate, Meagher & Flom, LLP shall be deemed reasonably acceptable to the parties) (the “Escrow Agent”). In the event that Equity One receives a FIRPTA Termination Notice from LIH pursuant to this Section 7.4(a), Equity One shall have the right, at its sole election by written notice delivered to LIH within five (5) Business Days after Equity One’s receipt of such FIRPTA Termination Notice and subject to the terms of Section 3.9 of the Tax Matters Agreement, to elect not to accept any such termination (any such notice from Equity One electing not to accept such termination being referred to as a “Termination Rejection Notice”). In the event Equity One delivers a Termination Rejection Notice to LIH within five (5) Business Days after Equity One’s receipt of such FIRPTA Termination Notice, subject to the satisfaction or waiver of all of the other conditions to the Closing set forth in Article 6 hereof, the parties shall proceed to the Closing without prejudice to any other terms of this Agreement or any other Transaction Document (provided, that the opinions of counsel pursuant to Sections 2.5(d)(i)(B) and 2.5(d)(i)(C)) will not be required). The Escrow Agent shall be instructed to release the Escrowed Termination Funds (i) to Equity One (a) as promptly as practicable upon receipt by the Escrow Agent of a written notice from Equity One that Equity One is accepting the FIRPTA Termination Notice and this Agreement shall be deemed terminated or (b) on the sixth (6th) Business Day following the date of delivery of the FIRPTA Termination Notice if Equity One has not delivered a Termination Rejection Notice to LIH within five (5) Business Days after Equity One’s receipt of the FIRPTA Termination Notice and this Agreement shall be deemed terminated or (ii) to

LIH in the event Equity One delivers a Termination Rejection Notice to LIH within five (5) Business Days after Equity One’s receipt of such FIRPTA Termination Notice.
     (b) In the event that (i) LIH receives notice from the IRS that the IRS shall not grant the FIRPTA Relief Request, (ii) the amount of the aggregate liability covered by Section 3.9 of the Tax Matters Agreement does not exceed $10 million and (iii) LIH affirmatively agrees in writing to assume all liability relating to the FIRPTA Relief Request, then the Agreement shall not be terminated pursuant to this Section 7.4(b) and the condition to Closing set forth in Section 6.3(f) shall be deemed satisfied, whereupon, subject to the satisfaction or waiver of all of the other conditions to the Closing set forth in Article 6 hereof, the parties shall proceed to the Closing without prejudice to any other terms of this Agreement or any other Transaction Document (provided, that the opinions of counsel pursuant to Sections 2.5(d)(i)(B) and 2.5(d)(i)(C)) will not be required); provided, however, that in the event that LIH does not affirmatively agree in writing to assume the amount of the aggregate liability covered by Section 3.9 of the Tax Matters Agreement under this Section 7.4(b), and gives written notice thereof within five (5) Business Days of receipt of the notice from the IRS, then Equity One shall have the right to terminate this Agreement by written notice delivered to LIH within five (5) Business Days after the date LIH provides written notice to Equity One that LIH is not assuming such liability pursuant to this Section 7.4(b).
     (c) The “Termination Fee” shall be an amount equal to a cash payment of $5,000,000.
     (d) Notwithstanding anything to the contrary in this Agreement, the parties hereto expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Termination Fee is payable in accordance with this Section 7.4, the payment of the Termination Fee shall constitute liquidated damages with respect to any claim for damages or any other claim which Equity One would otherwise be entitled to assert against LIH or any of its respective assets with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to Equity One. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement in circumstances where the Termination Fee is payable under this Section 7.4, the rights to payment of the Termination Fee (i) constitute a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement pursuant to Section 7.1(a)(v) and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing.
     (e) CSC and LIH acknowledge that the agreements contained in Section 7.4 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, Equity One would not enter into this Agreement; accordingly, if LIH fails promptly to pay the Termination Fee, and, in order to obtain such payment, Equity One commences a suit that results in a final adjudication on the merits against LIH for the Termination Fee, LIH shall pay to Equity One interest on the Termination Fee from and including the date payment of the Termination Fee was due to but excluding the date of actual payment at the prime rate of Bank of America, National Association in effect on the date such payment was required to be made, and LIH shall pay to Equity One all of the reasonable costs incurred by Equity One to secure payment of the Termination Fee.
          7.5 No Shop. In the event this Agreement is terminated pursuant to Section 7.4(a) or Section 7.1(d) above, and Equity One accepts such termination, then notwithstanding any provision of this Agreement to the contrary, (i) for a period of 180 days following the effective date of such termination, LIH agrees not to (and shall cause its controlled affiliates not to) market for sale or other disposition either (a) the Company and its subsidiaries substantially as a whole or (b) any of the Properties set forth on Schedule 7.5, or entertain or discuss any offer to purchase or acquire any of the foregoing with any person other than Equity One and its affiliates and (ii) during the 180-day period starting on the date that is 181 days following the effective date of such termination, LIH agrees that it shall not (and shall cause its controlled affiliates to not) enter into any exclusive negotiations with third parties with respect to the sale or other disposition of either (a) the Company and its subsidiaries substantially as a whole or (b) any of the Properties set forth on Schedule 7.5.
          7.6 Amended EQY Charter. Notwithstanding anything herein to the contrary, Equity One shall have the right, by written notice to LIH, to extend the Termination Date set forth in Section 7.1 by up to forty-five (45) days for the purpose of obtaining the approval of Equity One’s stockholders to the Amended EQY Charter; provided, that at all times during such extended period Equity One shall diligently use its commercially reasonable efforts to obtain such approval.
ARTICLE 8
INDEMNIFICATION
          8.1 Indemnification by LIH. From and after the Closing Date, LIH agrees to indemnify, defend and hold harmless Equity One, the Company and EQY-CSC from and against all Losses which are incurred or suffered by any of them based upon, arising out of, in connection with or by reason of (i) the breach by LIH of its representations or warranties set forth in this Agreement (other than those set forth in Section 4.1(s) hereof, the indemnification obligations for which are addressed exclusively in the Tax Matters Agreement), or (ii) failure by LIH to perform any of the covenants or agreements applicable to it under this Agreement; provided, however, that (A) no claim for indemnification shall be made hereunder unless and until the value of all indemnifiable Losses, in the aggregate, shall equal or exceed $2,500,000 as of the date such claim or claims are made, and then, only for the amount of such Losses in excess of $2,500,000, and (B) such indemnification obligations shall not exceed, in the aggregate, $40,000,000 (provided, that the foregoing threshold and cap shall not apply to (x) Losses arising as a result of the breach of any LIH Fundamental Representation, (y) the failure to perform the covenants and agreements set forth in Section 5.13(b) or 5.15, or (z) claims based on fraud), and (C) no claim for indemnification shall be made under clause (i) above to the extent any of the individuals listed for Equity One on Schedule 3 attached hereto had actual knowledge, as of the date hereof, of such breach. Equity One, the Company and EQY-CSC shall not be entitled to any recovery unless a claim for indemnification is made in accordance with Section 8.3 and within the time period set forth in such Section 8.3 (and in any event prior to the date the representations, warranties, covenants and agreements that are subject of such claim cease to survive as set forth in Section 8.4) and the person seeking indemnification complies with the procedures set forth in such Section.
          8.2 Indemnification by Equity One. From and after the Closing Date, Equity One shall indemnify and hold LIH harmless from and against any and all Losses which are incurred or suffered by it based upon, arising out of, in connection with or by reason of (i) the breach by Equity One of its representations or warranties set forth in this Agreement (other than those set forth in Section 4.2(x) hereof, the indemnification obligations for which are addressed exclusively in the Tax Matters Agreement) or (ii) failure by Equity One to perform any of the covenants or agreements applicable to it under this Agreement; provided, however, that (A) no claim for indemnification shall be made hereunder unless and until the value of all indemnifiable Losses, in the aggregate, shall equal or exceed $2,500,000 as of the date such claim or claims are made, and then, only for the amount of such Losses in excess of $2,500,000, (B) such indemnification obligations shall not exceed, in the aggregate, $40,000,000 (provided, the foregoing threshold and cap shall not apply to (x) Losses arising as a result of any Investigation or the breach of any Equity One Fundamental Representation or (y) claims based on fraud), and (C) no claim for indemnification shall be made under clause (i) above to the extent any of the individuals listed for LIH on Schedule 3 attached hereto had actual knowledge, as of the date hereof, of such breach; provided, that the limitation in clause (C) shall not be applicable with respect to any breach of Equity One’s representations and warranties set forth in Section 4.2(h)(b). For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, LIH’s rights to indemnification and to assert a failure of the condition set forth in Section 6.3(a) as a result of a breach of Equity One’s representations and warranties set forth in Section 4.2(h)(b) shall not be limited or otherwise restricted as a result of any knowledge LIH has now or hereinafter obtains with respect to the facts giving rise to such breach. LIH shall not be entitled to any recovery unless a claim for indemnification is made in accordance with Section 8.3 and within the time period set forth in such Section 8.3 (and in any event prior to the date the representations, warranties, covenants and agreements that are subject of such claim cease to survive as set forth in Section 8.4) and the person seeking indemnification complies with the procedures set forth in Section 8.3.
     8.3 Indemnification Procedure
     (a) Each person entitled to indemnification pursuant to this Article 8 (an “Indemnitee”) shall give written notice to the indemnifying party or parties from whom indemnity is sought (the “Indemnifying Party”), promptly after obtaining knowledge of any claim that it may have under this Article 8 and, in the case of a Third Party Claim, not later than fifteen (15) days thereafter. The notice shall set forth in reasonable detail the claim and the basis for indemnification and, in the case of a Third Party Claim, a copy of any related third party demand, claim or complaint. Failure to give the notice in a timely manner shall not release the Indemnifying Party from its obligations under this Article 8 except to the extent such failure prejudices the Indemnifying Party in relation to such claim.
     (b) Defense of Third Party Claims. If a claim for indemnification pursuant to this Article 8 shall arise from any action that involves an indemnifiable claim (other than a claim brought by a governmental authority with respect to Taxes the defense of which is addressed exclusively in the Tax Matters Agreement) brought by a third party (a “Third Party Claim”), the Indemnifying Party may assume the defense of the Third Party Claim, provided the Indemnifying Party proceeds with diligence and in good faith with respect thereto. If the Indemnifying Party assumes the defense of the Third Party Claim, the defense shall be conducted by counsel chosen by the Indemnifying Party, which shall be reasonably acceptable to Indemnitee, provided that the Indemnitee shall retain the right to employ its own counsel and participate in the defense of the Third Party Claim which shall be at its own expense unless (i) the Indemnitee is advised by counsel reasonably satisfactory to the Indemnifying Party, that use of counsel of the Indemnifying Party’s choice would be expected to give rise to a conflict of interest, (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnitee within a reasonable time after notice of the assertion of any such claim or institution of any such action or proceeding, or (iii) the Indemnifying Party shall authorize the Indemnitee in writing to employ separate counsel at the reasonable expense of the Indemnifying Party. In no event shall the Indemnifying Party be obligated to pay the fees and expenses of more than one counsel (other than local counsel) for all Indemnitees with respect to any claim indemnified under this Article 8. Notwithstanding the foregoing provisions of this Section 8.3, no Indemnifying Party shall be entitled to settle any Third Party Claim for which indemnification is sought under this Article 8 without the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld or delayed) unless the sole relief provided that is binding on the Indemnitee is monetary damages that are paid in full by the Indemnifying Party.
     (c) Cooperation in Defense. Each party indemnified under any indemnity contained in this Agreement shall cooperate in all reasonable respects in the defense of the Third Party Claim pursuant to which the Indemnifying Party is alleged to have liability.
     8.4 Survival.
     (a) Except as otherwise provided herein, all the representations and warranties set forth in Article 4 shall survive for a period of twelve (12) months from the Closing Date; provided, however, that any claim based on (i) fraud, or (ii) a failure to perform the covenants and agreements set forth in Sections 5.13(b) or 5.15, will survive until the expiration of the applicable statute of limitations. The representations and warranties of LIH set forth in Sections 4.1(a) (Organization and Good Standing), 4.1(b) (Capitalization), 4.1(e) (Due Authorization; Validity of Agreements) and 4.1(i) (Company Common Stock) (collectively, the “LIH Fundamental Representations”) shall not expire; and provided, further, however, that the representations and warranties of Equity One set forth in Sections 4.2(b) (Organization and Good Standing), 4.2(d) (Capitalization), 4.2(e) (Equity One Common Stock), 4.2(f) (Due Authorization; Validity of Agreements), 4.2(g) (EQY Promissory Note), 4.2(h)(b) (No Violation or Default) and 4.2(ee) (EQY-CSC) (collectively, the “Equity One Fundamental Representations”) shall not expire; and provided further, however, that the survival of the representations and warranties set forth in Sections 4.1(s) (Tax Matters) and 4.2(x) (Tax Matters) are addressed exclusively in the Tax Matters Agreement. All of the covenants and other agreements contained in this Agreement shall survive the Closing until the date or dates specified therein.
     (b) In the event that any written notice of a claim shall be given hereunder in accordance with the terms of this Article 8 within the applicable survival period, the representations, warranties, covenants and other agreements that are the subject of such indemnity claim shall survive until such claim is finally resolved but only with respect to such claim and any directly related matters.
          8.5 Insurance. The indemnity obligations of the parties under this Article 8 shall be further limited as set forth in this Section 8.5.
          (a) If any Losses sustained by an Indemnitee are covered by an insurance policy or an indemnification, contribution or similar obligation of another person (other than an affiliate of such Indemnitee), the Indemnitee shall use commercially reasonable efforts to collect such insurance proceeds or indemnity, contribution or similar payments. If the Indemnitee receives such insurance proceeds or indemnity, contribution or similar payments prior to being indemnified, held harmless and reimbursed under Section 8.1 or Section 8.2, as applicable, with respect to such Losses, the payment by an Indemnifying Party under this Article 8 with respect to such Losses shall be reduced by the net amount of such insurance proceeds or indemnity, contribution or similar payments to the extent related to such Losses, less reasonable attorney’s fees, Taxes and other expenses incurred in connection with such recovery. If the Indemnitee receives such insurance proceeds or indemnity, contribution or similar payments after being indemnified and held harmless by an Indemnifying Party with respect to such Losses, the Indemnitee shall pay to the Indemnifying Party the net amount of such insurance proceeds or indemnity, contribution or similar payment to the extent related to such Losses, less reasonable attorney’s fees, Taxes and other expenses incurred in connection with such recovery. If any Indemnitee receives payment under this Article 8 on account of a claim that an Indemnifying Party believes in good faith is covered by an insurance policy or an indemnification, contribution or similar obligation of another person (other than an affiliate of such Indemnitee), that Indemnitee shall (i) on written request of the Indemnifying Party assign, to the extent assignable, its rights under such insurance policy or indemnification, contribution or similar obligation with respect to such claim to the Indemnifying Party and (ii) be relieved of any further obligation to pursue collection of such insurance or indemnification, contribution or similar obligation (except that, if requested to do so by the Indemnifying Party, the Indemnitee shall reasonably cooperate with the Indemnifying Party at the Indemnifying Party’s sole expense, to collect any such insurance or indemnification, contribution or similar obligation).
          (b) The amount of any Loss for which indemnification is provided under this Article 8 shall be reduced to take account of any net Tax benefit realized by the Indemnitee arising from the incurrence or payment of any such Loss and shall be increased by the amount of the income Tax, if any, attributable to the receipt of such indemnity payments; provided that if an entity filing Tax Returns as a REIT is the Indemnitee, it shall be assumed that no Tax benefits are realized.

          (c) No claim for indemnification shall be made against LIH with respect to any Loss to the extent such Loss was reflected as a liability in the Final Working Capital Amount.
          8.6 Exclusivity. After the Closing, to the extent permitted by Law, the indemnities set forth in this Article 8 shall be the exclusive remedies of each party hereto and its respective officers, directors, employees, agents and affiliates for any breach of this Agreement (other than claims based on fraud), and the parties shall not be entitled to, and hereby waive their rights to, a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect of any such breach of this Agreement (other than claims based on fraud). Nothing in this Section 8.6 shall limit the indemnification provisions set forth in any of the other Transaction Documents.
ARTICLE 9
MISCELLANEOUS
          9.1 Entire Agreement; No Amendment. This Agreement, collectively with the other Transaction Documents, represents the entire agreement among each of the parties hereto with respect to the subject matter hereof. It is expressly understood that no representations, warranties, guarantees or other statements shall be valid or binding upon a party unless expressly set forth in a Transaction Document. It is further understood that any prior agreements or understandings between the parties with respect to the subject matter hereof have merged in this Agreement and the other Transaction Document, which alone fully expresses all agreements of the parties hereto as to the subject matter hereof and supersedes all such prior agreements and understandings. This Agreement may not be amended, modified or otherwise altered except by a written agreement signed by the party hereto against whom enforcement is sought. It is agreed that no obligation under this Agreement which by its terms is to be performed or continue to be performed after Closing and no provision of this Agreement which is expressly to survive Closing shall merge upon Closing, but shall survive Closing.
          9.2 Notices. Any notice or communication required under or otherwise delivered in connection with this Agreement to any of the parties hereto shall be written and shall be delivered to such party at the following address:
     If to any Liberty Party:
          Capital Shopping Centres Group plc
          40 Broadway
          London SW1H OBT
          United Kingdom
          Attn: Company Secretary
          Fax: (44) 207 887 0001
     with copies to (which shall not constitute notice to LIH):

          Skadden, Arps, Slate, Meagher & Flom, LLP
          155 North Wacker Drive
          Chicago, Illinois 60606
          Attn: Rodd M. Schreiber, Esq.
          Fax: (312) 407-0411
     If to Equity One:
          Equity One, Inc.
          1600 N.E. Miami Gardens Drive
          North Miami Beach, Florida 33179
          Attn: General Counsel
          Fax: (305) 957-1734
     with copies to (which shall not constitute notice to Equity One):
          Goodwin Procter LLP
          Exchange Place, 53 State St.
          Boston, Massachusetts 02109
          Attn: Gilbert G. Menna, Esq.
          Attn: Yoel Kranz, Esq.
          Fax: (617) 523-1231
Each notice shall be in writing and shall be sent to the party to receive it, postage prepaid by certified mail, return receipt requested, or by a nationally recognized overnight courier service that provides tracking and proof of receipt. Inclusion of fax numbers is for convenience only, and notice by fax shall neither be sufficient nor required. Notices shall be deemed delivered upon receipt.
          9.3 No Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto.
          9.4 Multiple Counterparts. This Agreement may be executed manually or by facsimile in multiple counterparts. If so executed, all of such counterparts shall constitute but one agreement, and, in proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart.
          9.5 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, unless such severance and construction would materially alter the parties’ intent with respect to the transactions contemplated by this Agreement.
          9.6 Prior Agreements . This Agreement supersedes and nullifies in all respects that certain letter of intent between Equity One and Liberty International plc, effective as of

February 19, 2010, relating to the matters contemplated hereby and such letter of intent shall henceforth be deemed null and void for all purposes.
          9.7 Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, any other Transaction Document or any transaction contemplated hereby or thereby. Each party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any other Transaction Document or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 9.7 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.2. However, the foregoing shall not limit the right of a party hereto to effect service of process on the other party by any other legally available method.
          9.8 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, any other Transaction Document or any transaction contemplated hereby or thereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Transaction Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.8.
          9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.
          9.10 Waiver. Any term or condition of this Agreement may be waived at any time (to the extent permitted by Law) by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

          9.11 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person other than any person entitled to indemnity under Article 8.
          9.12 CSC Guarantee. CSC hereby guarantees the full and timely performance of the obligations of LIH under this Agreement. This guaranty shall be a guaranty of payment and performance and not of collection, and CSC hereby agrees that its obligations hereunder shall be primary and unconditional, subject to the terms and conditions of this Agreement, irrespective of any action to enforce the same or any other circumstances that might otherwise constitute a legal or equitable discharge to CSC.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

LIBERTY INTERNATIONAL HOLDINGS LIMITED
By:	/s/ David Fischel
	Name:	David Fischel
	Title:	Director

CAPITAL SHOPPING CENTRES PLC
By:	/s/ David Fischel
	Name:	David Fischel
	Title:	Director

EQUITY ONE, INC.
By:	/s/ Jeffrey S. Olson
	Name:	Jeffrey S. Olson
	Title:	Chief Executive Officer

Schedule 1
The Properties
Pacific Financial Center, 800 West Sixth Street, Los Angeles, California, 90017.
Parnassus Heights Medical Center, 350 Parnassus Avenue, San Francisco, California 94117.
Serramonte Center, 3 Serramonte Center, Daly City, California 94015.
Willows Shopping Center, 1961-1975 Diamond Boulevard, Concord, California 94520.
Senator Office Building, 1121 L Street, Sacramento, California 95814.
The Marketplace, 1301-1491 W. Covell Boulevard, Davis, California 95616.
Park Plaza, 1303 J Street, Sacramento, California 95814.
Plaza Escuela, 1100-1192 Locust Street, Walnut Creek, California 94596.
Danville-San Ramon Medical Center, 901-919 San Ramon Valley Boulevard, Danville California 94526.
222 Sutter Street, San Francisco, California 94108.
Trio Apartments, 621 Colorado Boulevard, Pasadena, California 91101.
595 East Colorado Boulevard, Pasadena, California 91101.
Retail Land, Slatten Ranch Road, Antioch, California 94531.
2455 South Figueroa Street, Los Angeles, California 90007.
625 3rd Street, San Francisco, California 94107.

Schedule 2
Share Allocation Schedule

(i) Dollar value of EQY LLC Shares,	Class A: $421,463,000(1)
denominated by class, to be issued by
EQY-CSC LLC to Equity One	Class B: $178,537,000(2)

(ii) Number of EQY LLC Shares,	Class A: 25,543,212(3)
denominated by class, to be issued by
EQY-CSC LLC to Equity One	Class B: 10,820,424(3)

(iii) Dollar value of LIH LLC Shares,	Class A: $180,627,000(4)
denominated by class, to be issued by
EQY-CSC LLC to LIH

(iv) Number of LIH LLC Shares,	Class A: 10,947,091(5)
denominated by class, to be issued by
EQY-CSC LLC to LIH

(1)	Equal to 70% of the total Class A shares.

(2)	Equal to $600,000,000 face amount of EQY Participating Note less amount allocated to Class A shares.

(3)	Equal to amounts allocated to EQY’s Class A or Class B shares, as applicable, divided by Exchange Price of $16.50.

(4)	Equal to $247,627,000 less $67,000,000 face amount of the CapCo Note. Subject to working capital adjustment.

(5)	Equal to $180,627,000 divided by Exchange Price of $16.50. Subject to working capital adjustment. Exchange ratio subject to adjustment as set forth in the Contribution Agreement.

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